EXHIBIT 10.4

                           REVOLVING CREDIT, TERM LOAN

                                       AND

                               SECURITY AGREEMENT

                         PNC BANK, NATIONAL ASSOCIATION
                            (AS LENDER AND AS AGENT)

                                      WITH

                       RICHTON INTERNATIONAL CORPORATION,

                              CENTURY SUPPLY CORP.,

                                       AND

                             CBE TECHNOLOGIES, INC.
                                   (BORROWERS)

                                  May 17, 1999

                                TABLE OF CONTENTS
                                -----------------

I.    DEFINITIONS............................................................-1-
      1.1.      Accounting Terms.............................................-1-
      1.2.      General Terms................................................-1-
      1.3.      Uniform Commercial Code Terms...............................-17-
      1.4.      Certain Matters of Construction.............................-17-

II.   ADVANCES, PAYMENTS....................................................-17-
      2.1.      (a)     Revolving Advances..................................-17-

                (b)     Discretionary Rights................................-18-
      2.2.      Procedure for Revolving Advances Borrowing..................-18-
      2.3.      Term Loan...................................................-18-
      2.4.      Maximum Advances............................................-19-
      2.5.      Disbursement of Advance Proceeds............................-19-
      2.6.      Repayment of Advances.......................................-19-
      2.7.      Statement of Account........................................-20-
      2.8.      Additional Payments.........................................-20-
      2.9.      Manner of Borrowing and Payment.............................-20-
      2.12.     Use of Proceeds.............................................-23-
      2.13.     Defaulting Lender...........................................-23-

III.  INTEREST AND FEES.....................................................-25-
      3.1.      Interest....................................................-25-
      3.2.      Eurodollar Rate Loans.......................................-25-

                Facility Fee................................................-26-
      3.5.      (a)     Collateral Management Fee...........................-27-

                (b)     Field Examination Expenses..........................-27-
      3.6.      Computation of Interest and Fees............................-27-
      3.7.      Maximum Charges.............................................-27-
      3.8.      Increased Costs.............................................-27-
      3.9.      Basis For Determining Interest Rate Inadequate
                  or Unfair.................................................-28-
      3.10.     Capital Adequacy............................................-29-

IV.   COLLATERAL:  GENERAL TERMS............................................-29-
      4.1.      Security Interest in the Collateral.........................-29-
      4.2.      Perfection of Security Interest.............................-29-
      4.3.      Disposition of Collateral...................................-30-
      4.4.      Preservation of Collateral..................................-30-
      4.5.      Ownership of Collateral.....................................-31-
      4.6.      Defense of Agent's and Lenders' Interests...................-31-
      4.7.      Books and Records...........................................-31-
      4.8.      Financial Disclosure........................................-31-
      4.9.      Compliance with Laws........................................-32-
      4.10.     Inspection of Premises......................................-32-

      4.11.     Insurance...................................................-32-
      4.12.     Failure to Pay Insurance....................................-33-
      4.13.     Payment of Taxes............................................-33-
      4.14.     Payment of Leasehold Obligations............................-34-
      4.15.     Receivables.................................................-34-
                (a)     Nature of Receivables...............................-34-
                (b)     Solvency of Customers...............................-34-
                (c)     Locations of Borrowers..............................-34-
                (d)     Collection of Receivables...........................-34-
                (e)     Notification of Assignment of Receivables...........-35-
                (f)     Power of Agent to Act on Borrowers' Behalf..........-35-
                (g)     No Liability........................................-35-
                (i)     Adjustments.........................................-36-
      4.16.     Inventory...................................................-36-
      4.17.     Maintenance of Equipment....................................-36-
      4.18.     Exculpation of Liability....................................-36-
      4.19.     Environmental Matters.......................................-37-
      4.20.     Financing Statements........................................-38-

V.    REPRESENTATIONS AND WARRANTIES........................................-38-
      5.1.      Authority...................................................-38-
      5.2.      Formation and Qualification.................................-39-
      5.3.      Survival of Representations and Warranties..................-39-
      5.4.      Tax Returns.................................................-39-
      5.5.      Financial Statements........................................-39-
      5.6.      Corporate Name..............................................-40-
      5.7.      OSHA and Environmental Compliance...........................-40-
      5.8.      Solvency; No Litigation, Violation, Indebtedness
                  or Default................................................-41-
      5.9.      Patents, Trademarks, Copyrights and Licenses................-42-
      5.10.     Licenses and Permits........................................-42-
      5.12.     No Default..................................................-43-
      5.13.     No Burdensome Restrictions..................................-43-
      5.14.     No Labor Disputes...........................................-43-
      5.15.     Margin Regulations..........................................-43-
      5.16.     Investment Company Act......................................-43-
      5.17.     Disclosure..................................................-43-
      5.18.     Swaps.......................................................-43-
      5.19.     Conflicting Agreements......................................-43-
      5.20.     Application of Certain Laws and Regulations.................-44-
      5.21.     Business and Property of Borrowers and Guarantor............-44-
      5.22.     RHC; HTAC...................................................-44-
      5.23.     Year 2000...................................................-44-

VI.   AFFIRMATIVE COVENANTS.................................................-44-
      6.1.      Payment of Fees.............................................-44-
      6.2.      Conduct of Business and Maintenance of Existence and Assets.-44-
      6.3.      Violations..................................................-45-

      6.4.      Government Receivables......................................-45-
      6.5.      Execution of Supplemental Instruments.......................-45-
      6.6.      Payment of Indebtedness.....................................-45-
      6.7.      Standards of Financial Statements...........................-45-
      6.8.      Interest Rate Protection Agreement..........................-45-
      6.9.      Real Property Leases........................................-46-

VII.  NEGATIVE COVENANTS....................................................-46-
      7.1.      Merger, Consolidation, Acquisition and Sale
                  of Assets.................................................-46-
      7.2.      Creation of Liens...........................................-46-
      7.3.      Guarantees..................................................-46-
      7.4.      Investments.................................................-47-
      7.5.      Loans.......................................................-47-
      7.6.      Capital Expenditures........................................-47-
      7.7.      Dividends...................................................-47-
      7.8.      Indebtedness................................................-48-
      7.9.      Nature of Business..........................................-48-
      7.10.     Transactions with Affiliates................................-48-
      7.11.     Leases......................................................-48-
      7.12.     Subsidiaries................................................-48-
      7.13.     Fiscal Year and Accounting Changes..........................-48-
      7.14.     Pledge of Credit............................................-48-
      7.15.     Amendment of Articles of Incorporation, By-Laws.............-49-
      7.16.     Compliance with ERISA.......................................-49-
      7.17.     Prepayment of Indebtedness..................................-49-

VIII. CONDITIONS PRECEDENT..................................................-49-
      8.1.      Conditions to Initial Advances..............................-49-

                (a)     Notes...............................................-49-
                (b)     Filings, Registrations and Recordings...............-49-
                (c)     Corporate Proceedings...............................-50-
                (d)     Incumbency Certificates.............................-50-
                (e)     Certificates........................................-50-
                (f)     Good Standing Certificates..........................-50-
                (g)     Legal Opinions......................................-50-
                (h)     No Litigation.......................................-50-
                (i)     Financial Condition Certificate.....................-51-
                (j)     Collateral Examination..............................-51-
                (k)     Fees................................................-51-
                (l)     Pro Forma Financial Statements......................-51-
                (m)     Insurance...........................................-51-
                (n)     Certain Other Documents.............................-51-
                (q)     Notice of Borrowing and Payment Instructions........-51-
                (s)     Consents............................................-51-
                (t)     No Adverse Material Change..........................-52-
                (u)     Leasehold Agreements................................-52-
                (v)     Contract Review.....................................-52-

                (x)     Borrowing Base Certificate..........................-52-
                (y)     Undrawn Availability................................-52-
                (z)     Capitalized Indebtedness............................-52-
                (aa)    Other...............................................-52-
      8.2.      Conditions to Each Advance..................................-52-
                (a)     Representations and Warranties......................-53-
                (b)     No Event of Default.................................-53-
                (c)     Maximum Advances....................................-53-

IX.   INFORMATION AS TO BORROWERS...........................................-53-
      9.1.      Disclosure of Material Matters..............................-53-
      9.2.      Schedules...................................................-53-
      9.3.      Environmental Reports.......................................-54-
      9.4.      Litigation..................................................-54-
      9.5.      Material Occurrences........................................-54-
      9.6.      Government Receivables......................................-54-
      9.7.      Annual Financial Statements.................................-54-
      9.8.      Quarterly Financial Statements..............................-55-
      9.9.      Monthly Financial Statements................................-55-
      9.10.     Borrowing Base Certificates.................................-55-
      9.11.     Other Reports...............................................-56-
      9.12.     Additional Information......................................-56-
      9.13.     Projected Operating Budget..................................-56-
      9.14.     Notice of Suits, Adverse Events.............................-56-
      9.15.     ERISA Notices and Requests..................................-56-
      9.16.     Additional Documents........................................-57-

X.    EVENTS OF DEFAULT.....................................................-57-

XI.   LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT............................-59-
      11.1.     Rights and Remedies.........................................-59-
      11.2.     Agent's Discretion..........................................-60-
      11.3.     Setoff......................................................-60-
      11.4.     Rights and Remedies not Exclusive...........................-61-

XII.  WAIVERS AND JUDICIAL PROCEEDINGS......................................-61-
      12.1.     Waiver of Notice............................................-61-
      12.2.     Delay.......................................................-61-
      12.3.     Jury Waiver.................................................-61-

XIII. EFFECTIVE DATE AND TERMINATION........................................-61-
      13.1.     Term........................................................-61-
      13.2.     Termination.................................................-62-

XIV.  REGARDING AGENT.......................................................-62-
      14.1.     Appointment.................................................-62-
      14.2.     Nature of Duties............................................-63-

      14.3.     Lack of Reliance on Agent and Resignation...................-63-
      14.4.     Certain Rights of Agent.....................................-64-
      14.5.     Reliance....................................................-64-
      14.6.     Notice of Default...........................................-64-
      14.7.     Indemnification.............................................-64-
      14.8.     Agent in its Individual Capacity............................-64-
      14.9.     Delivery of Documents.......................................-65-

XV.   MISCELLANEOUS.........................................................-65-
      15.1.     Governing Law...............................................-65-
      15.2.     Entire Understanding........................................-65-
      15.3.     Successors and Assigns; Participations; New Lenders.........-67-
      15.4.     Application of Payments.....................................-68-
      15.5.     Indemnity...................................................-68-
      15.6.     Notice......................................................-69-
      15.7.     Survival....................................................-70-
      15.8.     Severability................................................-70-
      15.9.     Expenses....................................................-70-
      15.10.    Injunctive Relief...........................................-70-
      15.11.    Consequential Damages.......................................-70-
      15.12.    Captions....................................................-71-
      15.13.    Counterparts; Telecopied Signatures.........................-71-
      15.14.    Construction................................................-71-
      15.15.    Confidentiality; Sharing Information........................-71-
      15.16.    Publicity...................................................-72-
      15.17.    Borrowing Agent; Obligations Joint and Several..............-72-

                           REVOLVING CREDIT, TERM LOAN
                                       AND
                               SECURITY AGREEMENT
                           ---------------------------

      Revolving Credit, Term Loan and Security Agreement dated as of May 17, 1999 among RICHTON INTERNATIONAL CORPORATION, a Delaware corporation ("Richton"), CENTURY SUPPLY CORP., a Michigan corporation ("Century"), and CBE TECHNOLOGIES, INC., a Delaware corporation ("CBE") (collectively, the "Borrowers"and individually a "Borrower"), the financial institutions which are now or which hereafter become a party hereto (collectively, the "Lenders" and individually a "Lender") and PNC BANK, NATIONAL ASSOCIATION, a national banking association ("PNC"), as agent for Lenders (in such capacity, the "Agent").

      IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

I. DEFINITIONS.

      1.1. Accounting Terms. As used in this Agreement, any Other Document (including, without limitation, the Notes), or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 hereof or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 hereof to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrowers for the fiscal year ended December 31, 1998.

      1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

            "Accountants" shall have the meaning set forth in Section 9.7 hereof.

            "Advance Rates" shall mean the Receivables Advance Rate and the Inventory Advance Rate.

            "Advances" shall mean and include the Revolving Advances and the Term Loan.

            "Advance Rates" shall have the meaning set forth in Section 2.1(a) hereof.

            "Affiliate" of any Person shall mean (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

            "Agent" shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

            "Aggregate Formula Amount" shall have the meaning set forth in
Section 2.1(a) hereof.

            "Applicable Margin" shall mean with respect to the unpaid balance of Advances that are Eurodollar Rate Loans, the applicable percentages set forth below:

                                           Applicable Margin            Applicable Margin for
                 Leverage Ratio            for the Term Loan              Revolving Advances
                 --------------            -----------------            ---------------------
greater than or equal to 2.5:1.0                 3.00%                          2.50%

less than 2.5:1.0                                2.75%                          2.25%

            "Authority" shall have the meaning set forth in Section 4.19(d) hereof.

            "Base Rate" shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

            "Blocked Accounts" shall have the meaning set forth in Section 4.15(h) hereof.

            "Borrowers" shall have the meaning set forth in the preamble to this Agreement and shall include the successors and permitted assigns of such Persons.

            "Borrowers' Account" shall have the meaning set forth in Section 2.7 hereof.

            "Borrowing Agent" shall mean Richton.

            "Borrowing Base Certificates" shall mean the certificates delivered by Borrowers pursuant to Sections 8.1(x), 8.1(y) and 9.10 hereof, in the form attached hereto as Exhibit 9.10, or such other form as may be reasonably acceptable to Agent.

            "Business Day" shall mean with respect to Eurodollar Rate Loans, any day on which commercial banks are open for domestic and international business, including dealings in Dollar deposits in London, England and New York, New York and with respect to all other matters, any day other than a day on which commercial banks in New Jersey are authorized or required by law to close.

            "Calculation Period" shall have the meaning set forth in Section 2.10(b) hereof.

            "Capital Lease" shall mean (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of Richton and its Subsidiaries, and (b) any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

            "CBC" shall mean Creative Business Concepts, Inc., a California corporation, and its successors and permitted assigns.

            "CBE" shall have the meaning set forth in the preamble to this Agreement and shall include its successors and permitted assigns.

            "CBE Formula Amount" shall mean, at any time, an amount equal to the sum of (i) the Receivables Advance Rate at such time times the Eligible Receivables of CBE at such time, plus (ii) the lesser of (A) the Inventory Advance Rate at such time times the value of the Eligible Inventory of CBE at such time, or (B) one million dollars ($1,000,000), minus (iii) such reserves with respect to CBE as Agent may reasonably and in good faith deem proper and necessary from time to time.

            "Century" shall have the meaning set forth in the preamble to this Agreement and shall include its successors and permitted assigns.

            "Century Formula Amount" shall mean, at any time, an amount equal to the sum of (i) the Receivables Advance Rate at such time times the aggregate Eligible Receivables of Century at such time, plus (ii) the lesser of (A) the Inventory Advance Rate at such time times the aggregate value of the Eligible Inventory of Century at such time, or (B) the difference between (1) twenty million dollars ($20,000,000) and (2) the applicable amount at such time under clause (ii) of the definition of "CBE Formula Amount" in this Section 1.2 (up to a maximum of one million dollars ($1,000,000)), plus (iii) solely during the Seasonal Advance Period, an additional amount equal to the Maximum Seasonal Advance Amount, minus (iv) such reserves with respect to Century as Agent may reasonably and in good faith deem proper and necessary from time to time.

            "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.

            "Change of Control" shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of Richton to any Person or group of Persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended), other than to a member of the Sullivan Group, (b) the Board of Directors of Richton shall cease to consist of a majority of Continuing Directors, or (c) any merger or consolidation of or with any Borrower or Guarantor or sale of all or substantially all of the property or assets of any Borrower or Guarantor, other than a merger which constitutes a Permitted Acquisition in accordance with
Section 7.1 hereof, a merger of a Borrower with and into another Borrower or a merger of Guarantor with and into a Borrower. For purposes of this definition, "control of Richton" shall mean the power, direct or indirect, to (i) vote (x) thirty percent (30%) or more of the securities having ordinary voting power for the election of directors of Richton on a fully diluted basis.

            "Charges" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Guarantor Collateral any Borrower or Guarantor.

            "Closing Date" shall mean May 17, 1999 or such other date as may be agreed to by Agent and Borrowing Agent.

            "Code" shall mean the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

            "Collateral" shall mean and include:

            (a) all Receivables;

            (b) all Equipment;

            (c) all General Intangibles;

            (d) all Inventory; and

            (e) all of Borrowers' right, title and interest in and to (i) goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of Borrowers' rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing this Agreement; (v) all of Borrowers' contract rights, rights of payment which have been earned under a contract right, instruments, documents, chattel paper, warehouse receipts, deposit accounts, money, securities and investment property, including, without limitation, promissory notes evidencing loans from each Borrower to another Borrower, Guarantor or any other Person; (vi) if and when obtained by any Borrower, all property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; and (vii) any other goods or personal property now owned or hereafter acquired in which any Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto;

            (f) all of Borrowers' files, correspondence, records, books of account, business papers, computers, computer software (owned by Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d) or (e) above; and

            (g) all proceeds and products of (a), (b), (c), (d), (e) and (f) above in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

            "Commitment Percentage" of any Lender shall mean the percentage set forth below such Lender's name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 15.3(b) hereof.

            "Commitment Transfer Supplement" shall mean a document in the form of Exhibit 15.3 hereto, properly completed and otherwise in form and substance reasonably satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

            "Consents" shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on any Borrower's or Guarantor's business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

            "Consideration" shall mean with respect to any Permitted Acquisition, the aggregate, without duplication, of (a) the cash paid by Century or CBE, directly or indirectly, to the seller in connection therewith, (b) the Indebtedness incurred or assumed by Century or CBE in connection therewith, whether in favor of the seller or otherwise and whether fixed or contingent, (c) any guaranty given or incurred by Century or CBE in connection therewith, and
(d) any other consideration given or obligation incurred by Century or CBE in connection therewith.

            "Continuing Directors" shall mean the directors of Richton on the Closing Date and each other director if such director's nomination for election to the Board of Directors of Richton is recommended by a majority of the then Continuing Directors.

            "Contract Rate" shall have the meaning set forth in Section 3.1 hereof.

            "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Borrower or Guarantor, are treated as a single employer under Section 414 of the Code.

            "Counterparty" shall mean PNC Bank, National Association, as counterparty under the Interest Rate Protection Agreement with Borrowers.

            "Cure Advance" shall have the meaning set forth in Section 2.13(b) hereof.

            "Customer" shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

            "Default" shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

            "Default Rate" shall have the meaning set forth in Section 3.1 hereof.

            "Defaulting Lender" shall have the meaning set forth in Section 2.13(a) hereof.

            "Dollar" and the sign "$" shall mean lawful money of the United States of America.

            "Domestic Rate Loan" shall mean any Advance that bears interest based upon the Base Rate.

            "Early Termination Date" shall have the meaning set forth in Section
13.1 hereof.

            "Earnings Before Interest and Taxes" shall mean for any period the sum of (i) the net income (or loss) of Richton and its Subsidiaries on a consolidated basis for such period, plus (ii) the interest expense of Richton and its Subsidiaries on a consolidated basis for such period, plus (iii) the charges against income of Richton and its Subsidiaries on a consolidated basis for such period for federal, state and local taxes actually paid and/or accrued.

            "EBITDA" shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) the depreciation expenses of Richton and its Subsidiaries on a consolidated basis for such period, plus (iii) the amortization expenses of Richton and its Subsidiaries on a consolidated basis for such period.

            "Eligible Inventory" shall mean and include finished goods Inventory (i.e. excluding raw materials and work in process) of each Borrower valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent's reasonable opinion, obsolete, slow moving or unmerchantable and which Agent, in its reasonable discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including, without limitation, whether the Inventory is subject to a perfected, first priority security interest in favor of Agent (subject to Permitted Encumbrances) and whether the Inventory conforms to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof. Eligible Inventory shall include all Inventory in- transit for which title has passed to a Borrower, which is insured to the full value thereof and for which Agent shall have in its possession (a) all negotiable bills of lading properly endorsed and (b) all non-negotiable bills of lading issued in Agent's name.

            "Eligible Receivables" shall mean and include with respect to a Borrower, each Receivable of such Borrower arising in the ordinary course of Borrowers' business and which Agent, in its reasonable judgment, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent's first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence reasonably satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

            (a) it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

            (b) it is due or unpaid more than ninety (90) days after the due date thereof or more than one hundred thirty (130) days after the original invoice date thereof;

            (c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder (if this clause (c) is violated, none of the Receivables owing from such Customer shall be Eligible Receivables);

            (d) any covenant, representation or warranty contained in Article IV (other than Section 4.19) or V, or Section 6.4, 9.2 or 9.6 of this Agreement with respect to such Receivable has been breached;

            (e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

            (f) the sale is to a Customer outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its reasonable discretion, and such letter of credit, guaranty or acceptance has been assigned to Agent, for the ratable benefit of Lenders, in a manner reasonably acceptable to Agent;

            (g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

            (h) Agent believes, in its reasonable judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer's financial inability to pay;

            (i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the appropriate Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other similar applicable statutes or ordinances;

            (j) the goods giving rise to such Receivable have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by a Borrower and accepted by the Customer (except, in the case of Receivables of CBE arising under maintenance contracts or similar arrangements, to the extent that such Receivables have been earned by a Borrower in accordance with GAAP) or the Receivable otherwise does not represent a final sale;

            (k) the aggregate Receivables from any Customer exceed twenty percent (20%) of all Eligible Receivables of a Borrower, to the extent such Receivables exceed such limit;

            (l) the Receivable is subject to any offset, deduction, defense, dispute or counterclaim (but only to the extent of such offset, deduction, defense, dispute or counterclaim), the

Customer is also a creditor or supplier of any Borrower (unless such Customer has executed a no offset letter reasonably satisfactory to Agent) or the Receivable is contingent in any respect or for any reason;

            (m) any Borrower has made any agreement with the Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

            (n) any return, rejection or repossession of the merchandise relating to the Receivable has occurred;

            (o) the Receivable is not payable to a Borrower; or

            (p) the Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

            "Environmental Complaint" shall have the meaning set forth in
Section 4.19(d) hereof.

            "Environmental Laws" shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

            "Equipment" shall mean and include all of Borrowers' goods (other than Inventory) including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

            "Eurodollar Rate" shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by PNC by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by PNC in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the eurodollar rate two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage.

            "Eurodollar Rate Loan" shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

            "Event of Default" shall have the meaning set forth in Article X hereof.

            "Excess Cash Flow" shall mean and include, with respect to any fiscal period, EBITDA during such period, minus (i) actual capital expenditures made by Richton and its Subsidiaries on a consolidated basis during such period which were not financed, (ii) cash payments of federal, state and local income taxes and the Michigan Single Use Business Tax made by Richton and its Subsidiaries on a consolidated basis during such period, (iii) the interest expense of Richton and its Subsidiaries on a consolidated basis during such period, and (iv) scheduled principal payments with respect to Indebtedness for borrowed money and capitalized leases made by Richton and its Subsidiaries on a consolidated basis during such period.

            "Federal Funds Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by PNC from three Federal funds brokers of recognized standing selected by PNC.

            "Fee Letter" shall mean the letter dated April 27, 1999, among Borrowers and PNC.

            "Fixed Charge Coverage Ratio" shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA during such period, minus (i) actual capital expenditures made by Richton and its Subsidiaries on a consolidated basis during such period which were not financed, and (ii) cash payments of federal, state and local income taxes made by Richton and its Subsidiaries on a consolidated basis during such period, to (b) the sum of (i) the interest expense of Richton and its Subsidiaries on a consolidated basis during such period, and (ii) scheduled principal payments with respect to Indebtedness for borrowed money and capitalized leases made by Richton and its Subsidiaries on a consolidated basis during such period.

            "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

            "General Intangibles" shall mean and include all of Borrowers' general intangibles including, without limitation, all choses in action, causes of action, corporate or other business records, inventions, designs, equipment formulations, manufacturing procedures, quality control procedures, patents or applications therefor, trademarks or applications therefor, service marks or applications therefor, copyrights or applications therefor, trade secrets, goodwill, design rights, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to any Borrower to secure payment of any of the Receivables by a Customer, all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

            "Governmental Body" shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

            "Guarantor Collateral" shall mean "Collateral," as defined in the Guarantor Security Agreement.

            "Guarantor" shall mean RHC.

            "Guarantor Security Agreement" shall mean the Guarantor Security Agreement among Guarantor and Agent substantially in the form attached hereto as
Exhibit 8.1(p)(ii), as amended, supplemented or modified from time to time.

            "Guaranty" shall mean the Guaranty made by Guarantor in favor of Agent and Lenders substantially in the form attached hereto as Exhibit 8.1(p)(i), as amended, supplemented or modified from time to time.

            "Hazardous Discharge" shall have the meaning set forth in Section 4.19(d) hereof.

            "Hazardous Substance" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

            "Hazardous Wastes" shall mean all waste materials regulated under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

            "HTAC" shall mean HT Acquisition Corp., a Delaware corporation, and its successors and permitted assigns.

            "Indebtedness" of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

            "Interest Period" shall mean the interest period applicable to any Eurodollar Rate Loan determined in accordance with Sections 2.2 and 3.2 hereof.

            "Interest Rate Protection Agreement" shall mean an interest rate swap agreement, cap agreement or collar agreement or similar arrangement entered into by Borrowers and a Counterparty covering the Term Loan and having a minimum term of five (5) years, having the effect of fixing Borrowers' cost of borrowing the Term Loan at a rate reasonably acceptable to Borrowers and Agent, in form and substance reasonably satisfactory to Agent, as amended, supplemented or modified from time to time.

            "Inventory" shall mean and include all of Borrowers' goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrowers' business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

            "Inventory Advance Rate" shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

            "Lender" and "Lenders" shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assignee of any Lender.

            "Leverage Ratio" shall mean and include, as of the end of each fiscal quarter of Borrowers, the ratio of (a) the average outstanding principal amount of all Advances during the fiscal quarter of Borrowers then ended, to (b) EBITDA for the period of four (4) consecutive fiscal quarters of Borrowers then ended.

            "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise) or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

            "Material Adverse Effect" shall mean a material adverse effect on
(a) the condition (financial or otherwise), operations, assets or business of
(i) Century or (ii) Borrowers taken as a whole, (b) Borrowers' ability to pay the Obligations in accordance with the terms thereof, (c) the value of the Collateral and the Guarantor Collateral, taken as a whole, Agent's Liens on the Collateral and the Guarantor Collateral, taken as a whole, or the priority of any such Lien, or (d) the practical realization of the benefits of Agent's and each Lender's rights and remedies under this Agreement and the Other Documents.

            "Maximum Loan Amount" shall mean sixty-seven million five hundred thousand dollars ($67,500,000), less repayments of the Term Loan.

            "Maximum Revolving Advance Amount" shall mean sixty million dollars ($60,000,000).

            "Maximum Seasonal Advance Amount" shall mean five million dollars ($5,000,000).

            "Monthly Advances" shall have the meaning set forth in Section 3.1 hereof.

            "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA.

            "Non-Pro Rata Advance" shall have the meaning set forth in Section 2.13(b) hereof.

            "Notes" shall mean collectively, the Term Note and the Revolving Credit Note.

            "Obligations" shall mean and include any and all of Borrowers' obligations and/or liabilities to Agent or Lenders of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, whether direct or indirect (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-petition or post-filing interest is allowed in such proceeding), whether arising out of overdrafts on deposit or other accounts or electronic funds transfers (whether through automated clearinghouses or otherwise) or out of Agent's or any Lender's non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, in any case arising under this Agreement or any Other Document, including, without limitation, those arising under the Interest Rate Protection Agreement or any other present or future interest, currency or equity swap, future, option or other similar agreement or arrangement.

            "Other Documents" shall mean the Notes, the Subordination Agreement, the Guaranty, the Guarantor Security Agreement, the Interest Rate Protection Agreement, any other present or future interest, currency or equity swap, future, option or other similar agreement or arrangement, any lock-box, blocked account or similar agreement relating to the Blocked Accounts, and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other documents or agreements heretofore, now or hereafter executed by any Borrower or Guarantor and/or delivered to Agent or any Lender in respect of the Transactions.

            "Parent" of any Person shall mean a corporation or other entity owning, directly or indirectly at least fifty percent (50%) of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

            "Participant" shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

            "Payment Office" shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which Agent may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor agency.

            "Permitted Acquisition" shall mean an acquisition by Century or CBE, by purchase or by merger, of (1) all of the equity interests of another Person or (2) substantially all of the assets of another Person or of a business or division of another Person; provided that each of the following requirements is met:

            (a) if Century or CBE is acquiring all of the equity interests in such Person, the acquired Person shall execute a guaranty in favor of Agent and Lenders, substantially in the form attached hereto as Exhibit 8.1(p)(i), and the acquired Person shall grant and cause to be perfected, first priority Liens (subject to Permitted Encumbrances) in favor of Agent for the ratable benefit of Lenders, in the assets of such Person (other than the real property and any property determined by Agent, in its sole discretion, to be immaterial) on or before the date of such Permitted Acquisition or, with the consent of the Required Lenders which may be withheld in its sole discretion, within thirty (30) days following the date of such Permitted Acquisition;

            (b) if Century or CBE is acquiring substantially all of assets of such Person or of a business or division of such Person, such Borrower shall grant and cause to be perfected, first priority Liens (subject to Permitted Encumbrances) on the assets acquired from such Person (other than the real property and any property determined by the Agent, in its sole discretion, to be immaterial) in favor of Agent, for the ratable benefit of Lenders, on or before the date of such Permitted Acquisition or, with the consent of the Agent which may be withheld in its sole discretion, within thirty (30) days following the date of such Permitted Acquisition;

            (c) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if Century or CBE shall use any portion of the Advances to fund such Permitted Acquisition, Century or CBE, as the case may be, also shall have delivered to the Agent written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

            (d) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as one or more line or lines of business conducted by Century or CBE, as the case may be, and shall have a positive operating profit and positive net worth (e.g. assets less liabilities);

            (e) no Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition; and

            (f) Century or CBE, as the case may be, shall deliver to Agent at least five (5) Business Days before such Permitted Acquisition copies of any agreements entered into or proposed to be entered into by any Borrower in connection with such Permitted Acquisition and shall deliver to Agent such other information about such Person or its assets as Agent may reasonably request.

            "Permitted Encumbrances" shall mean (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith by a Borrower or Guarantor and by appropriate proceedings and with respect to which proper reserves have been taken by such Borrower or by Guarantor in accordance with GAAP; (c) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance;
(d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of a Borrower's or Guarantor's business; (e) judgment Liens that have been stayed or bonded and mechanics', workers', materialmen's or other like Liens arising in the ordinary course of a Borrower's or Guarantor's business with respect to obligations which are not due or which are being contested by a Borrower or Guarantor in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by such Borrower or by Guarantor in accordance with GAAP; (f) Liens placed upon fixed assets hereafter acquired by a Borrower or Guarantor to secure a portion of the purchase price thereof, provided that (x) any such Lien shall not encumber any other property of such Borrower or of Guarantor and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6 hereof; and (g) Liens disclosed on Schedule 1.2.

            "Person" shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

            "Plan" shall mean any employee benefit plan within the meaning of
Section 3(2) of ERISA, maintained for employees of any Borrower or any member of the Controlled Group or any such Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

            "Pro Forma Balance Sheets" shall have the meaning set forth in
Section 5.5(a) hereof.

            "Pro Forma Financial Statements" shall have the meaning set forth in
Section 5.5(b) hereof.

            "Projections" shall have the meaning set forth in Section 5.5(b) hereof.

            "Purchasing Lender" shall have the meaning set forth in Section 15.3(c) hereof.

            "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.

            "Real Property" shall mean all of Borrowers' and Guarantor's right, title and interest in and to all now or hereafter owned or leased premises, including, without limitation, the owned or leased premises identified on
Schedule 4.19 hereto.

            "Receivables" shall mean and include all of Borrowers' accounts, contract rights, instruments (including those evidencing indebtedness owed to any Borrower by its Affiliates), documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to any Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured and whether or not specifically sold or assigned to Agent hereunder.

            "Receivables Advance Rate" shall have the meaning set forth in
Section 2.1(a)(y)(i) hereof.

            "Release" shall have the meaning set forth in Section 5.7(c)(i) hereof.

            "Reportable Event" shall mean a reportable event described in
Section 4043(b) of ERISA or the regulations promulgated thereunder (other than an event for which the thirty (30) day notice requirement has been waived).

            "Required Lenders" shall mean, at any time, Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the Advances at such time and, if no Advances are outstanding, shall mean Lenders holding sixty-six and two-thirds percent (66-2/3%) of the Commitment Percentages at such time.

            "Reserve Percentage" shall mean the maximum effective percentage in effect on any day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

            "Revolving Advances" shall mean Advances made other than the Term Loan.

            "Revolving Credit Note" shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

            "Revolving Interest Rate" shall mean an interest rate per annum equal to (a) the Base Rate with respect to Domestic Rate Loans, or (b) the sum of the Eurodollar Rate plus the Applicable Margin with respect to Eurodollar Rate Loans, as applicable.

            "RHC" shall mean Richton Holding Corp., a Delaware corporation, and its successors and permitted assigns.

            "Richton" shall have the meaning set forth in the preamble to this Agreement and shall include its successors and permitted assigns.

            "Seasonal Advance Period" shall mean the period each year commencing not later than January 1 of such year and ending one hundred eighty (180) days thereafter, but in no event later than July 31 of such year. Subject to the foregoing, the Seasonal Advance Period shall commence on the date the Borrowing Agent, on behalf of Century, requests a Revolving Advance pursuant to Section
2.2 hereof which consists, in part, of the amount referred to in Section 2.1(a)(y)(iii) hereof.

            "Settlement Date" shall mean the Closing Date and thereafter Wednesday of each week unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

            "Subordination Agreement" shall mean the Subordination Agreement made by Sullivan in favor of Agent and Lenders substantially in the form attached hereto as Exhibit 8.1(o), as amended, supplemented or modified from time to time.

            "Subsidiary" shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

            "Sullivan" shall mean Fred R. Sullivan.

            "Sullivan Group" shall mean (a) Sullivan, (b) any immediate family member of Sullivan, and (c) any Person as to which Sullivan and/or any immediate family member of Sullivan is/are the sole trustee(s) or has/have the sole power to manage the business and affairs of such Person.

            "Term" shall have the meaning set forth in Section 13.1 hereof.

            "Term Loan" shall mean the Advance made pursuant to Section 2.3 hereof.

            "Term Loan Rate" shall mean an interest rate per annum equal to (a) the sum of the Base Rate plus one-half of one percent (1/2 of 1%) with respect to Domestic Rate Loans, or (b) the sum of the Eurodollar Rate plus the Applicable Margin with respect to Eurodollar Rate Loans, as applicable.

            "Term Note" shall mean the promissory notes described in Section 2.3 hereof.

            "Termination Event" shall mean (a) a Reportable Event with respect to any Plan or Multiemployer Plan; (b) the withdrawal of a Borrower, Guarantor or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (e) any event or condition (i) that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (ii) that might result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of a Borrower, Guarantor or any member of the Controlled Group from a Multiemployer Plan.

            "Toxic Substance" shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act
(TSCA), 15 U.S.C. Section 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. "Toxic Substance" includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

            "Transactions" shall mean the transactions contemplated by this Agreement.

            "Transferee" shall have the meaning set forth in Section 15.3(b) hereof.

            "Undrawn Availability" at the date of the initial Advance hereunder shall mean an amount equal to (a) the lesser of (i) the Aggregate Formula Amount at such date or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of
(i) the outstanding amount of Revolving Advances, plus (ii) all amounts due and owing to Borrowers' trade creditors which are unpaid for more than sixty (60) days after the original due date, plus (iii) fees and expenses to Agent and Lenders for which Borrowers are liable but which have not been paid or charged to Borrowers' Account.

            "Week" shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

      1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York shall have the meaning given therein unless otherwise defined herein.

      1.4. Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements, including, without limitation, references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

II. ADVANCES, PAYMENTS.

      2.1. (a) Revolving Advances. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender's Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount or (y) an amount equal to the sum of:

            (i) up to eighty-five percent (85%), subject to the provisions of
            Section 2.1(b) hereof ("Receivables Advance Rate"), of Eligible Receivables of all Borrowers at such time, plus

            (ii) up to the lesser of (A) sixty percent (60%), subject to the provisions of Section 2.1(b) hereof ("Inventory Advance Rate"), of the value of the Eligible Inventory of all Borrowers at such time or
            (B) twenty million dollars ($20,000,000) in the aggregate at any one time, plus

            (iii) solely during the Seasonal Advance Period, an additional amount equal to the Maximum Seasonal Advance Amount (provided that the amount referred to in this Section 2.1(a)(y)(iii) (A) may only be advanced to Century and (B) may not be advanced at the beginning of any Seasonal Advance Period prior to receipt by Agent of the preliminary monthly unaudited financial statements for December of the prior fiscal year of Borrowers to enable Agent to preliminarily determine compliance with Sections 6.10 and 6.11 hereof), minus

            (iv) such reserves as Agent may reasonably and in good faith deem proper and necessary from time to time.

            The amount derived from the sum of (x) Sections 2.1(a)(y)(i), (ii) and (iii) hereof , minus (y) Section 2.1(a)(y)(iv) hereof at any time and from time to time shall be referred to as the "Aggregate Formula Amount". The Revolving Advances shall be evidenced by the promissory note ("Revolving Credit Note") substantially in the form attached hereto as Exhibit 2.1(a).

            Notwithstanding the foregoing, in no event shall the Aggregate balance of outstanding Revolving Advances to any Borrower exceed the amount set forth in Section 2.4 hereof.

            (b) Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in good faith and in the exercise of its reasonable discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing the reserves may limit or restrict Advances requested by Borrowing Agent. Agent shall give Borrowing Agent five (5) days prior written notice of its intention to decrease the Advance Rates.

      2.2. Procedure for Revolving Advances Borrowing.

            (a) During the Term, Borrowing Agent, on behalf of Century or CBE, may notify Agent in writing (or by telephone and promptly confirmed in writing) prior to 11:00 a.m. (New Jersey time) on a Business Day of Borrowing Agent's request to incur, on that day, a Revolving Advance hereunder. Borrowing Agent may not request Revolving Advances on behalf of Richton. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any Other Document, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable. No Revolving Advance shall be made available to Borrowers during the continuance of an Event of Default.

            (b) Notwithstanding the provisions of (a) above, in the event any Borrower desires to obtain a Eurodollar Rate Loan, Borrowing Agent, on behalf of such Borrower, shall give Agent at least three (3) Business Days' prior written notice (or telephonic notice promptly confirmed in writing), specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Revolving Advance to be borrowed, which amount shall be an integral multiple of one million dollars ($1,000,000), and (iii) the duration of the first Interest Period therefor.

      2.3. Term Loan. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make a Term Loan to Borrowers in the sum equal to such Lender's Commitment Percentage of seven million five hundred thousand dollars ($7,500,000). The Term Loan shall (a) be advanced on the Closing Date, (b) with respect to principal, be payable in fifty-nine (59) consecutive monthly installments of one hundred twenty-five thousand dollars ($125,000) each, and a final payment on the last day of the Term of the entire unpaid principal balance thereof, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement, and
(c) be evidenced by the promissory note ("Term Note") in substantially the form attached hereto as Exhibit 2.3. Each payment of principal with respect to the Term Loan shall be made on the first Business Day of each month commencing on July 1, 1999. Each Eurodollar Rate Loan that constitutes a portion of the Term Loan shall be an integral multiple of one million dollars ($1,000,000).

      2.4. Maximum Advances. The aggregate balance of Advances outstanding at any time shall not exceed Maximum Loan Amount. The aggregate balance of Revolving Advances outstanding to all Borrowers at any time shall not exceed the lesser of (a) the Aggregate Formula Amount at such time, or (b) the Maximum Revolving Advance Amount. The aggregate balance of Revolving Advances outstanding to (i) Century at any time shall not exceed the Century Formula Amount at such time, and (ii) CBE at any time shall not exceed the CBE Formula Amount at such time.

      2.5. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time. During the Term, Borrowers may use the Revolving Advances by borrowing, prepaying or repaying and reborrowing, all in accordance with the terms and conditions hereof. The Term Loan may not be reborrowed once repaid or prepaid, except and to the extent requested by Borrowing Agent and agreed by each Lender, in its sole discretion. The proceeds of each Revolving Advance requested by Borrowing Agent or deemed to have been requested under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to Borrowers on the day so requested by way of credit to Borrowers' operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

      2.6. Repayment of Advances.

            (a) The Revolving Advances shall be due and payable in full on the last day of the Term, subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.3 hereof and in the Term Note.

            (b) Borrowers recognize that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent's agreement to conditionally credit Borrowers' Account as of the Business Day on which Agent receives those items of payment, Borrowers agree that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after the Business Day Agent receives such payments via wire transfer or electronic depository check. Agent is not, however, required to credit Borrowers' Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers' Account for the amount of any item of payment which is returned to Agent unpaid.

            (c) All payments of principal, interest and other amounts payable hereunder, or under any of the related agreements shall be made to Agent at the Payment Office not later than 1:00 p.m. (New Jersey time) on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers' Account or by making Advances as provided in Section 2.2 hereof.

            (d) Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any Other Document, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim. In addition, any and all payments made by Borrowers hereunder or under any Other Document shall be made free and clear and without deduction for any present or future taxes, levies, imposts, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Agent's or any Lender's income or profits (all such non-excluded taxes, levies, imposts, charges or withholdings and liabilities being hereinafter referred to as "Taxes"). If Borrowers shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable by Borrowers hereunder or under any Other Document to Agent or any Lender, (i) such sum payable shall be increased as may be necessary so that after making all required withholdings or deductions, Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) Borrowers shall make such withholdings or deductions, and (iii) Borrowers shall pay the full amount withheld or deducted to the relevant Governmental Body in accordance with applicable law. Borrowers will indemnify Agent and each Lender, and reimburse each on demand and certification for the full amount of all Taxes incurred or paid by Agent or such Lender, as the case may be, and any liability arising therefrom or with respect thereto, whether or not such Taxes were correctly or lawfully payable. A certificate of Agent or such Lender setting forth the amount payable under this Section 2.6(d) shall be delivered to Borrowing Agent and shall be conclusive absent manifest error.

      2.7. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account ("Borrowers' Account") in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowing Agent's specific exceptions thereto within thirty (30) days after such statement is received by Borrowers. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

      2.8. Additional Payments. Any sums expended by Agent or any Lender due to any Borrower's or Guarantor's failure to perform or comply with its obligations under this Agreement or any Other Document including, without limitation, Borrowers' obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrowers' Account as a Revolving Advance and added to the Obligations.

      2.9. Manner of Borrowing and Payment.

            (a) Each borrowing of Revolving Advances and the Term Loan shall be advanced according to the applicable Commitment Percentages of Lenders.

            (b) Each payment (including each prepayment) by Borrowers on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Each payment (including each prepayment) by Borrowers on account of the principal of and interest on the Term Loan, shall be applied to the Term Loan pro rata according to the Commitment Percentages of Lenders.

            (c) (i) Notwithstanding anything to the contrary contained in Sections 2.9(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by Borrowers on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 p.m. (New Jersey time), on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (A) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (B) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances. Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Revolving Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

                  (ii) Each Lender shall be entitled to earn interest at the applicable Contract Rate on outstanding Advances which it has funded.

            (d) If any Lender or Participant (a "benefitted Lender") shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral or Guarantor Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral or Guarantor Collateral received by any other Lender, if any, in respect of such other Lender's Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral or Guarantor Collateral is not expressly permitted hereunder, such benefitted Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender's Advances, or shall provide such other Lender with the benefits of any such Collateral or Guarantor Collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such Collateral or Guarantor Collateral or proceeds ratably with each Lender; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender's Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

            (e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Revolving Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent (in immediately available funds) on the next Settlement Date, and, in reliance upon such assumption, make available to Borrower a corresponding amount. Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this Section 2.9(e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advance hereunder, from Borrowers on demand made to Borrowing Agent; provided, however, that Agent's right to such recovery shall not prejudice or otherwise adversely affect Borrowers' rights (if any) against such Lender.

      2.10. Mandatory Prepayment.

            (a) In the event that the aggregate balance of Revolving Advances outstanding at any time exceeds the lesser of (a) the Aggregate Formula Amount at such time, or (b) the Maximum Revolving Advance Amount, the excess amount of Revolving Advances shall be immediately due and payable as a mandatory prepayment without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred. In the Event that the aggregate balance of Revolving Advances outstanding to (i) Century at any time exceeds the Century Formula Amount at such time, or (ii) CBE at any time exceeds the CBE Formula Amount at such time, the excess amount of Revolving Advances shall be immediately due and payable by the appropriate Borrower(s) as a mandatory prepayment without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

            (b) Borrowers shall prepay the outstanding amount of the Advances in an amount equal to fifty percent (50%) of Excess Cash Flow for each fiscal year of Borrowers (up to a maximum of one million dollars ($1,000,000) for any such fiscal year) commencing with the fiscal year of Borrowers ending on December 31, 1999, payable in two (2) equal installments on June 30 and August 31 of the following fiscal year (i.e. the first payment shall be due on June 30, 2000). Such prepayments shall be applied first, to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof and, second, to the remaining Advances in such order as Agent may determine subject to Borrowers' ability to reborrow Revolving Advances in accordance with the terms hereof. The Excess Cash Flow for each fiscal year of Borrowers shall be determined based upon the financial statements relating to such fiscal year delivered pursuant to Section 9.7 hereof. In the event that such financial statements with respect to any fiscal year of Borrowers are not delivered on or prior to the date that any prepayment is due hereunder with respect to such fiscal year of Borrowers, then a calculation based upon estimated amounts shall be made by Agent upon which calculation Borrowers shall make the prepayment required by this Section 2.10(b), subject to adjustment when such financial statements are delivered. The calculation made by Agent shall not be deemed a waiver of any rights Agent or Lenders may have as a result of the failure by Borrowers to deliver such financial statements. Notwithstanding the foregoing, Borrowers shall not be required to make mandatory prepayments under this Section 2.10(b) at any time after the Term Loan has been repaid in full.

            (c) All prepayments shall be accompanied by accrued interest on the principal being prepaid to the date of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is made on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrowers shall indemnify Agent and Lenders therefor in accordance with Section 3.2(e) hereof.

      2.11. Optional Prepayment. At their option and upon three (3) Business Days' prior written notice from Borrowing Agent, Borrowers may prepay the Term Loan in whole at any time or in part from time to time, without premium or penalty (except as provided in Section 13.1 hereof), but with accrued interest on the principal being prepaid to the date of such prepayment. Borrowing Agent shall specify the date of prepayment of the Term Loan and the amount of such prepayment. Optional prepayments of the Term Loan shall each be in an aggregate principal amount of one hundred thousand dollars ($100,000) or a whole multiple of one hundred thousand dollars ($100,000) in excess thereof (or such lesser principal amount as may be outstanding with respect to the Term Loan). In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrowers shall indemnify Agent and Lenders therefor in accordance with Section 3.2(e) hereof.

      2.12. Use of Proceeds. Borrowers shall apply the proceeds of (a) Revolving Advances to (i) repay existing indebtedness owed to Michigan National Bank, (ii) pay fees and expenses relating to this transaction, (iii) finance Permitted Acquisitions, and (iv) provide for its working capital needs, including for general corporate purposes, and (b) the Term Loan to provide for its working capital needs, including for general corporate purposes.

      2.13. Defaulting Lender.

            (a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrowing Agent that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a "Lender Default"), all rights and obligations hereunder of such Lender (a "Defaulting Lender") as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.13 while such Lender Default remains in effect.

            (b) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement (except for amendments, waivers or modifications relating to the matters referred to in paragraphs (i), (ii) or (iii) of Section 15.2(b) hereof) and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of "Required Lenders", a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding. The proceeds of all amounts repaid to Agent by Borrowers after any Lender Default, to the extent otherwise required to be applied to a Defaulting Lender's share of all other Obligations pursuant to the terms hereof and provided that no Event of Default has occurred and is continuing, shall be advanced to Borrowers by Agent on behalf of such Defaulting Lender to the extent necessary to cure, in full or in part, such Lender Default by such Defaulting Lender, but shall nevertheless be deemed to have been paid to such Defaulting Lender in satisfaction of such other Obligations; provided, that in no event shall the Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender be increased as a result of any Lender Default. Notwithstanding anything contained herein to the contrary:

                  (i) the foregoing provisions of this Section 2.13(b) shall apply only with respect to payments of Obligations;

                  (ii) a Defaulting Lender shall be deemed to have cured its failure to make available its applicable Commitment Percentage of any Revolving Advance at such time as an amount equal to such Defaulting Lender's applicable Commitment Percentage of such Revolving Advance is fully funded to Borrowers, whether made by such Defaulting Lender itself or by operation of the terms of this Section 2.13(b), and whether or not the portion of such Advance which was timely funded by the other Lender(s) in accordance with the terms hereof (each such timely funded portion being a "Non-Pro Rata Advance") has been repaid;

                  (iii) amounts advanced to Borrowers to cure, in full or in part, any Lender Default ("Cure Advances") shall bear interest from and after the date made available to Borrowers at the rate applicable to the Non-Pro Rata Advance and shall be treated as a Revolving Advance for all purposes herein;

                  (iv) regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of Borrowers or Borrowing Agent as to their desired application, all repayments of principal which, in accordance with the other terms of this
      Section 2.13, would be applied to the outstanding Revolving Advances shall be applied first, ratably to all Revolving Advances constituting Non-Pro Rata Advances, second, ratably to Revolving Advances other than those constituting Non-Pro Rata Advances or Cure Advances and, third, ratably to Revolving Advances constituting Cure Advances.

            (c) Other than as expressly set forth in this Section 2.13, the rights and obligations of a Defaulting Lender (including, without limitation, the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Except as provided in Section 2.13(e) hereof, nothing in this Section
2.13 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any other Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

            (d) In the event a Defaulting Lender cures to the satisfaction of Agent the breach which caused such Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

            (e) In the event and for so long as a Defaulting Lender fails to cure to the reasonable satisfaction of Borrower the breach which caused such Lender to become a Defaulting Lender, upon the request of Borrowing Agent, Agent shall use its reasonable good faith efforts to locate a Purchasing Lender reasonably acceptable to Agent to acquire all of such Defaulting Lender's rights and interests under this Agreement (including, without limitation, all of such Defaulting Lender's outstanding Advances and commitments to make additional Advances) upon the terms set forth in Section 15.3(c) hereof; provided that such Defaulting Lender shall be obligated to pay the fee set forth in Section 15.3(d) hereof.

III. INTEREST AND FEES.

      3.1. Interest. Interest on Advances shall be payable in arrears on the first Business Day of each month, with respect to Domestic Rate Loans and at the end of each Interest Period, with respect to Eurodollar Rate Loans. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month (the "Monthly Advances") at a rate per annum equal to (a) with respect to Revolving Advances, the applicable Revolving Interest Rate, and (b) with respect to the Term Loan, the applicable Term Loan Rate (as applicable, the "Contract Rate"). Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence and during the continuance of an Event of Default, each Advance shall bear interest, payable on demand, at a rate equal to two percent (2%) per annum in excess of the rate otherwise applicable to such Advance (the "Default Rate").

      3.2. Eurodollar Rate Loans.

            (a) Interest Periods for Eurodollar Rate Loans shall be for one (1), two (2) or three (3) months; provided, that if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day.

            (b) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrower may elect as set forth in accordance with the terms of this Agreement; provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

            (c) Borrowing Agent, on behalf of Borrowers, shall elect the initial Interest Period applicable to a Eurodollar Rate Loan (i) by its notice of borrowing given to Agent pursuant to Section 2.2(b) hereof, (ii) by its notice of conversion given to Agent pursuant to Section 3.2(d) hereof, or (iii) in the case of any portion of the Term Loan that is a Eurodollar Rate Loan, by its notice given to Agent at least three (3) Business Days prior to the Closing Date, as the case may be. Borrowing Agent, on behalf of Borrowers, shall elect the duration of each succeeding Interest Period by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, on behalf of Borrowers, Borrowing Agent, on behalf of Borrowers, shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 3.2(d) hereof.

            (d) Provided that no Event of Default shall have occurred and be continuing, Borrowing Agent, on behalf of Borrowers, may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Borrowing Agent, on behalf of Borrowers, desires to convert a loan, Borrowing Agent, on behalf of Borrowers, shall give Agent not less than three (3) Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to convert from a Domestic Rate Loan to a Eurodollar Rate Loan or one (1) Business Day's prior written notice (or telephonic notice promptly confirmed in writing) to convert from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to a Eurodollar Rate Loan, the duration of the first Interest Period therefor.

            (e) Borrowers shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrowers in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by Borrowers to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

            (f) Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this Section 3.2(f), the term "Lender" shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be canceled and Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent to Borrowing Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrowers shall pay Agent, upon Agent's request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including, but not limited to, any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by any Lender to Borrowing Agent shall be conclusive absent manifest error.

      3.3. Facility Fee. If, for any month during the Term, the average daily unpaid balance of the Revolving Advances for each day of such month does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee at a rate equal to three-eights of one percent (3/8 of 1%) per annum on the amount of by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance of the Revolving Advances. Such fee shall be payable to Agent in arrears on the last day of each month.

      3.4. Additional Fees. Borrowers shall pay to Agent all fees specified in the Fee Letter in the amounts and at the times specified therein.

      3.5. (a) Collateral Management Fee. Borrowers shall pay Agent a collateral management fee equal to two thousand dollars ($2,000) per month commencing on the first day of the month following the Closing Date and on the first day of each month thereafter during the Term. The collateral evaluation fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

           (b) Field Examination Expenses. In connection with each field examination conducted by Agent with respect to Borrowers and Guarantor or their facilities, Borrowers shall pay Agent (i) the amount of six hundred seventy-five dollars ($675) per day for each person (whether or not Agent's personnel) employed or used by Agent to perform such field examination; provided, that unless an Event of Default has occurred and is continuing, no more than four (4) field examinations (each of which may encompass one or more locations of Borrowers and/or Guarantor) shall be conducted by Agent in any calendar year, and (ii) all other costs and disbursements incurred by Agent in the performance of such field examination. The foregoing amounts shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

      3.6. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate for Domestic Rate Loans during such extension.

      3.7. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permitted under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

      3.8. Increased Costs. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.8, the term "Lender" shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

            (a) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office); or

            (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

            (c) impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document; and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any such case Borrowers shall promptly pay Agent or such Lender, upon its demand upon Borrowing Agent, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be; provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate. Agent or such Lender shall certify in writing the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

      3.9. Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

            (a) reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period; or

            (b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan ;

then Agent shall give Borrowing Agent prompt written, telephonic or facsimile notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 10:00 a.m. (New Jersey time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be canceled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent, on behalf of Borrowers, shall notify Agent, no later than 10:00 a.m. (New Jersey time) two
(2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent, on behalf of Borrowers, shall notify Agent, no later than 10:00 a.m. (New Jersey time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loan. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrowers shall not have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

      3.10. Capital Adequacy.

            (a) In the event that Agent or any Lender shall have determined that the adoption or implementation of, or any change in, any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.10, the term "Lender" shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender's capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent's and each Lender's policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay to Agent or such Lender, upon demand from Borrowing Agent, such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.10 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

            (b) A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.10(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

IV. COLLATERAL: GENERAL TERMS

      4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Borrower hereby assigns, pledges and grants to Agent for the ratable benefit of each Lender a continuing security interest in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent's security interest and shall cause its financial statements to reflect such security interest (either in the footnotes thereto or otherwise).

      4.2. Perfection of Security Interest. Borrowers shall take all action that may be necessary or reasonably desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent's security interest in the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining landlords' or mortgagees' lien waivers to the extent required by Agent (if reasonably obtainable), (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments (including, without limitation, promissory notes evidencing loans from each Borrower to another Borrower, Guarantor or any other Person, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements reasonably satisfactory to Agent, and (v) executing and delivering financing statements, instruments of pledge, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent's security interest under the Uniform Commercial Code as adopted in the State of New York or other applicable law. Agent is hereby authorized to file financing statements signed by Agent instead of a Borrower in accordance with Section 9-402(2) of Uniform Commercial Code as adopted in the State of New York if a Default or Event of Default has occurred and is continuing, or at any other time if Agent has requested that such Borrower sign such financing statement and such Borrower has failed to do so within three (3) Business Days. All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers' Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent's option, shall be paid to Agent for the ratable benefit of Lenders upon demand.

      4.3. Disposition of Collateral. Borrowers will safeguard and protect all Collateral for Agent's general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the ordinary course of business and (b) the disposition or transfer of obsolete and worn-out Equipment and Equipment no longer used, in each case in the ordinary course of business, during any fiscal year having an aggregate fair market value for all Borrowers of not more than two hundred fifty thousand dollars ($250,000) and only to the extent that (i) the proceeds of any such disposition are used to acquire Equipment which is subject to Agent's first priority security interest or (ii) the proceeds of which are remitted to Agent as a prepayment on the Term Loan.

      4.4. Preservation of Collateral. Following the occurrence and during the continuance of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent reasonably deems necessary to protect Agent's interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of Borrowers' premises a custodian who shall have full authority to do all acts necessary to protect Agent's interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use Borrowers' owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers' owned or leased property. Borrowers shall cooperate fully with all of Agent's efforts to preserve the Collateral and will take such reasonable actions to preserve the Collateral as Agent may direct. All of Agent's expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers' Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent's option, shall be paid to Agent for the ratable benefit of Lenders upon demand.

      4.5. Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to Agent's security interest: (a) a Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest (subject to Permitted Encumbrances) in each and every item of the Collateral to Agent; (b) each document and agreement executed by a Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (c) all signatures and endorsements of a Borrower that appear on such documents and agreements shall be genuine and such Borrower shall have full capacity to execute same; and (d) the Equipment and Inventory of each Borrower shall be located at one of such Borrower's locations set forth on
Schedule 4.5 and shall not be removed from such location(s) (other than another location of such Borrower listed on such Schedule) without the prior written consent of Agent, except to the extent permitted in Section 4.3 hereof.

      4.6. Defense of Agent's and Lenders' Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent's and Lenders' interests in the Collateral shall continue in full force and effect. During such period Borrowers shall not, without Agent's prior written consent, pledge, sell (except to the extent permitted in Section
4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Borrowers shall defend Agent's interests in the Collateral against any and all Persons whatsoever. At any time after the occurrence and during the continuance of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code as adopted in the State of New York or other applicable law. At any time after the occurrence and during the continuance of an Event of Default, Borrowers shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent's order and if they shall come into any Borrower's possession, they, and each of them, shall be held by such Borrower in trust for the benefit of Agent and Lenders, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

      4.7. Books and Records. Each Borrower shall (a) keep proper books of record and account in which full, true and correct (in all material respects) entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this Section 4.7 shall be made in accordance with, or as required by, GAAP consistently applied.

      4.8. Financial Disclosure. Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Borrower's financial statements, trial balances or other accounting records of any sort in the accountant's or auditor's possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Borrower's financial status and business operations. Unless and Event of Default has occurred and is continuing, Agent and each Lender will obtain the consent of Borrowing Agent (which consent will not be unreasonably withheld or delayed) prior to obtaining such information or materials from such accountants.

      4.9. Compliance with Laws. Each Borrower shall comply in all material respects with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to its respective Collateral or any part thereof or to the operation of such Borrower's business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. Each Borrower may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner; provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent's Lien on and security interest in the Collateral. The Collateral at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

      4.10. Inspection of Premises. At all reasonable times and, provided that no Event of Default has occurred and is continuing, upon reasonable advanced notice, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from Borrowers' books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrowers' businesses. Agent, any Lender and their agents may at all reasonable times and, provided that no Event of Default has occurred and is continuing, upon reasonable advanced notice, enter upon any of Borrowers' premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Borrowers' business.

      4.11. Insurance. Borrowers shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Borrower's own cost and expense in amounts and with such Borrower's current carriers or with other financially sound and reputable carriers, such Borrower shall (a) keep all of its insurable properties and properties in which such Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower's including, without limitation, business interruption insurance; (b) maintain insurance or a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower's insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business; (e) furnish Agent with (i) copies of all policies, if requested, and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and
(ii) appropriate loss payable endorsements in form and substance reasonably satisfactory to Agent, naming Agent as an additional insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and
(C) that such policy and loss payable clauses may not be canceled, amended or terminated unless at least thirty (30) days' prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and Borrowers to make payment for such loss to Agent and not to such Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to a Borrower and Agent jointly, Agent may endorse such Borrower's name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Upon the occurrence and during the continuance of an Event of Default, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a), and (b) above. All recoveries received by Agent upon any such insurance relating to losses of Inventory shall be applied to the Revolving Advances. Except as otherwise provided below, all other loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrowers to Agent, on demand. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to Borrowers insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by Borrowers which insure Borrowers' insurable properties (other than Inventory) to the extent such insurance proceeds do not exceed five hundred thousand dollars ($500,000) in the aggregate for all Borrowers during such calendar year or three hundred fifty thousand dollars ($350,000) per occurrence. In the event the amount of insurance proceeds received by Agent for any occurrence exceeds such amounts, then Agent may, in its sole discretion, either remit the insurance proceeds to Borrowers upon Borrowers providing Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations, in such order as Agent, in its sole discretion shall determine. The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) no Event of Default shall then have occurred and be continuing, and (y) Borrowers shall use such insurance proceeds to repair, replace or restore the insurable property which was the subject of the insurable loss (to the extent not already repaired, replaced or restored).

      4.12. Failure to Pay Insurance. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, and charge Borrowers' Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

      4.13. Payment of Taxes. Each Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of its Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, in each case except to the extent being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by such Borrower in accordance with GAAP.

      4.14. Payment of Leasehold Obligations. Each Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent's request will provide evidence of having done so, except, in any such case where the failure to pay such obligations or comply with such terms or to keep such leases in full force and effect would not reasonably be expected to have a Material Adverse Effect.

      4.15. Receivables.

            (a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice or other documentary evidence relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to the sale or lease and delivery of goods upon stated terms of such Borrower, or work, labor or services theretofore rendered by such Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with such Borrower's customary terms of sale without dispute, claimed setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

            (b) Solvency of Customers. Each Customer of each Borrower, to the best of such Borrower's knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which such Customer is obligated in full when due or with respect to such Customers of such Borrower who are not solvent, such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

            (c) Locations of Borrowers. Each Borrower's chief executive office is located at the address set forth on Schedule 4.15(c) hereto. No Borrower will move its chief executive office except to such new location as such Borrower may establish in accordance with this Section 4.15(c). The originals of all documents evidencing all Receivables and the only original books of account and records of each Borrower relating thereto are, and will continue to be, kept at such chief executive office or at such new chief executive office as such Borrower may establish in accordance with this Section 4.15(c). No Borrower will establish a new location for such office unless (i) it shall have given to Agent written notice at least thirty (30) days prior to such relocation, clearly describing such new location and providing such other information in connection therewith as Agent may reasonably request and (ii) with respect to such new location, it shall have taken all action, reasonably satisfactory to Agent, to maintain the security interest of Agent (and the priority thereof) in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. No Borrower will change its corporate name or conduct business under any other name except as set forth on Schedule 5.6 hereto.

            (d) Collection of Receivables. Each Borrower shall, at such Borrower's sole cost and expense, deliver to Agent, and instruct its Customers to deliver to Agent, or forward to a Blocked Account maintained with Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness relating to such Borrower's Receivables. All such amounts received by such Borrower shall be received on Agent's and Lenders' behalf and for Agent's and Lenders' account, as Agent's and Lenders' property and in trust for Agent and Lenders, and such Borrower shall not commingle such amounts with such Borrower's funds or use the same except to pay Obligations.

            (e) Notification of Assignment of Receivables. At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent's security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, if not already doing so, take possession of the Collateral, or both. Agent's actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers' Account and added to the Obligations.

            (f) Power of Agent to Act on Borrowers' Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent's designee as such Borrower's attorney with power, following the occurrence and during the continuance of an Event of Default, (i) without limiting the generality of the immediately preceding sentence, to endorse such Borrower's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Borrower's name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) without limiting the generality of Section 9.2 hereof, to send verifications of Receivables to any Customer; (iv) to sign such Borrower's name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent's interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of such Borrower's rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign such Borrower's name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign such Borrower's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things reasonably necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, except to the extent such act, error or mistake constitutes gross negligence or willful misconduct; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default, to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Borrower.

            (g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except to the extent caused by the gross negligence or willful misconduct of Agent or such Lender. Following the occurrence and during the continuance of an Event of Default, Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept, following the occurrence and during the continuance of an Event of Default, the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting Borrowers' liability hereunder.

            (h) Establishment of a Lockbox Account, Dominion Account. Notwithstanding anything to the contrary contained herein or in any Other Document, all proceeds of Collateral shall be deposited by each Borrower into a lockbox account, dominion account or such other "blocked account" ("Blocked Accounts") as Agent may require pursuant to an arrangement with such banks as may be selected by Borrowing Agent and be reasonably acceptable to Agent. Each appropriate Borrower shall issue to each such bank at which a Blocked Account is maintained, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such Blocked Accounts shall immediately become the property of Agent and each appropriate Borrower shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Agent assumes no responsibility for any Blocked Account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, Agent may establish depository accounts ("Depository Accounts") in the name of Agent at a bank or banks for the deposit of such funds and each Borrower shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.

            (i) Adjustments. No Borrower will, without Agent's consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Borrower.

      4.16. Inventory. To the extent Inventory held for sale or lease has been produced by a Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

      4.17. Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved in accordance with Borrowers' normal business practices. No Borrower shall use or operate its Equipment in violation of any law, statute, ordinance, code, rule or regulation, except for violations which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Each Borrower shall have the right to sell its Equipment to the extent set forth in Section 4.3 hereof.

      4.18. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as Borrowers' agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except to the extent resulting from the gross negligence or willful misconduct of Agent or any Lender. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, shall assume any Borrower's obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

      4.19. Environmental Matters.

            (a) Each Borrower will operate the Real Property owned or leased by it in compliance with all Environmental Laws, except for such non-compliance which would not reasonably be expected to have a Material Adverse Effect.

            (b) Each Borrower will maintain its current procedures pursuant to which such Borrower represents, assures and monitors continued compliance with all Environmental Laws.

            (c) Each Borrower shall dispose of any and all Hazardous Waste generated at the Real Property owned or leased by it in compliance with all Environmental Laws, except for such non-compliance which would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each Borrower shall use its best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by such Borrower in connection with the transport or disposal of any Hazardous Waste generated at the Real Property owned or leased by it.

            (d) In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property owned or leased by it (each such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property owned or leased by it, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property owned or leased by it or such Borrower's interest therein (each of the foregoing is referred to herein as an "Environmental Complaint") from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property owned or leased by it is located or the United States Environmental Protection Agency (any such person or entity hereinafter the "Authority"), then such Borrower shall, within five (5) Business Days, give written notice of same to Agent, and within thirty
(30) days thereafter give a further written notice of same to Agent, in each case detailing facts and circumstances of which such Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

            (e) Each Borrower shall promptly forward to Agent copies of any notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by such Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between such Borrower and the Authority regarding such claims to Agent until the claim is settled. Each Borrower shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that such Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent's security interest in the Collateral.

            (f) Each Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person, including, without limitation, undertaking, at its expense, any clean up, removal, remedial or other action required under applicable Environmental Laws to remove and clean up any Hazardous Discharge.

            (g) Each Borrower shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney's fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property owned or leased by it, whether or not the same originates or emerges from the Real Property owned or leased by it or from any contiguous real estate, except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Each Borrower's obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property owned or leased by it, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances.

      4.20. Financing Statements. Except as respects the financing statements filed by Agent and any financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V. REPRESENTATIONS AND WARRANTIES.

      Borrowers represent and warrant as follows:

      5.1. Authority. (a) Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (i) are within each Borrower's corporate powers, have been duly authorized, are not in contravention of law or the terms of any Borrower's by-laws, certificate of incorporation or other applicable documents relating to any Borrower's formation or to the conduct of any Borrower's business or of any material agreement or undertaking to which each Borrower is a party or by which any Borrower is bound, and (ii) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien (except Permitted Encumbrances) upon any asset of any Borrower under the provisions of any agreement, charter document, instrument, by-law, or other instrument to which any Borrower or its property is a party or by which it may be bound.

            (b) Guarantor has full power, authority and legal right to enter into each Other Documents to which it is a party and to perform all its obligations thereunder. The execution, delivery and performance of each Other Document to which it is a party (i) are within Guarantor's corporate powers, have been duly authorized, are not in contravention of law or the terms of Guarantor's by-laws, certificate of incorporation or other applicable documents relating to Guarantor's formation or to the conduct of Guarantor's business or of any material agreement or undertaking to which Guarantor is a party or by which Guarantor is bound, and (ii) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien (except Permitted Encumbrances) upon any asset of Guarantor under the provisions of any agreement, charter document, instrument, by-law, or other instrument to which Guarantor or its property is a party or by which it may be bound.

      5.2. Formation and Qualification. (a) Each Borrower and Guarantor is duly incorporated and in good standing under the laws of the State of its incorporation and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Borrower or Guarantor, as the case may be, to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Borrower and Guarantor has delivered to Agent true and complete copies of its certificate of incorporation and by-laws and Borrowing Agent will promptly notify Agent of any amendment or changes thereto.

            (b) None of Borrowers nor Guarantor has any Subsidiaries except that
(i) RHC is a direct wholly-owned Subsidiary of Richton, (ii) Century, HTAC and CBE are direct wholly-owned Subsidiaries of RHC, (iii) CBC is a direct wholly-owned Subsidiary of HTAC, and (iv) Century Supply Corp. of Canada, Ltd. is a direct wholly-owned Subsidiary of Century.

      5.3. Survival of Representations and Warranties. All representations and warranties of each Borrower and of Guarantor contained in this Agreement and the Other Documents to which it is a party are true at the time of such Borrower's or of Guarantor's, as the case may be, execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

      5.4. Tax Returns. Each Borrower's and Guarantor's federal tax identification number is set forth on Schedule 5.4. Each Borrower and Guarantor has filed or obtained appropriate extensions for filing all federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable and that are not being contested in good faith and by appropriate proceedings in connection with which such Borrower or Guarantor shall have provided appropriate reserves in accordance with GAAP. Federal income tax returns of Century have been examined and reported upon by the Internal Revenue Service for all fiscal years prior to and including its fiscal year ending September 30, 1993. There are no agreements or waivers extending the statutory period of limitations applicable to any federal, state or local income tax return of any Borrower or any Subsidiary of any Borrower for any period. The provision for taxes on the books of each Borrower and Guarantor are adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Borrower has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its or Guarantor's books.

      5.5. Financial Statements.

            (a) The pro forma consolidated balance sheet of Richton and its Subsidiaries as of March 31, 1999 (collectively, the "Pro Forma Balance Sheets") furnished to Agent on or prior to the Closing Date reflects the consummation of the Transactions and, assuming that the Transactions had closed on or prior to such date, fairly presents the financial condition of Richton and its Subsidiaries as of such date after giving effect to the Transactions. The Pro Forma Balance Sheet has been certified as fairly presenting the financial condition of Richton and its Subsidiaries by the Chief Financial Officer of Richton, on behalf of Borrowers. The Pro Forma Balance Sheets, including the related schedules and notes thereto, if any, have been prepared, in accordance with GAAP, consistently applied, except as may be disclosed therein.

            (b) The forty-eight (48) month cash flow projections of Richton and its Subsidiaries, a copy of which are attached hereto as Exhibit 5.5(b) (the "Projections"), were prepared by the Chief Financial Officer of Richton, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Richton's judgment based on present circumstances of the most likely set of conditions and course of action for the projected period. The cash flow Projections together with the Pro Forma Balance Sheets, are referred to as the "Pro Forma Financial Statements". Notwithstanding the foregoing, actual results may vary and the Projections are subject to numerous uncertainties and risks, including, without limitation, general economic and climatic conditions in the markets in which Richton and its Subsidiaries operate and fluctuation in the demand for their products and services.

            (c) The consolidated balance sheet of Richton and its Subsidiaries as of December 31, 1998, and the related consolidated statements of income, changes in stockholder's equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied and present fairly the financial position of Borrowers at such date and the results of their operations for such period. The (i) unaudited consolidating balance sheets of Richton and its Subsidiaries as of December 31, 1998 and the related consolidating statements of income for the period ended on such date and (ii) unaudited consolidated and consolidating balance sheets of Richton and its Subsidiaries as of March 31, 1999 and the related consolidated and consolidating statements of income for the period ended on such date, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (subject to normal year end adjustments and the absence of financial statement footnotes) and present fairly the financial position of Richton and its Subsidiaries at such date and the results of their operations for such period. Since March 31, 1999, there has been no material adverse change in the condition, operations, assets, business or prospects of Richton or any of its Subsidiaries.

      5.6. Corporate Name. None of Borrowers nor Guarantor has been known by any other corporate name in the past five years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Borrower or Guarantor been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years except as set forth on Schedule 5.6.

      5.7. OSHA and Environmental Compliance. Except as set forth on Schedule
5.7:

            (a) (i) to the best knowledge of each Borrower, such Borrower and RHC has duly complied with, and its facilities, business, assets, property, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the

Environmental Protection Act, RCRA and all other Environmental Laws; and (ii) there have been no outstanding citations, notices or orders of non-compliance issued to any Borrower or Guarantor or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations.

            (b) Each Borrower and RHC has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws, except where the failure to obtain such licenses, certificates or permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (c) To the best knowledge of Borrowers, (i) there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as "Releases") of Hazardous Substances at, upon, under or within any Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property; (iii) no Real Property has never been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on any Real Property, excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of a Borrower or Guarantor or of its tenants.

      5.8. Solvency; No Litigation, Violation, Indebtedness or Default.

            (a) After giving effect to the Transactions, each Borrower and Guarantor will be solvent, able to pay its debts as they mature, have capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

            (b) Except as disclosed in Schedule 5.8(b), none of Borrowers or RHC has (i) any pending or threatened litigation, arbitration, action or proceeding which could reasonably be expected to have a Material Adverse Effect, or (ii) any Indebtedness for borrowed money other than the Obligations.

            (c) No Borrower is, and RHC is not, in violation of any applicable statute, regulation or ordinance, or of any order, writ, junction or decree of any court, Governmental Body or arbitration board or tribunal, in each case in any respect which could reasonably be expected to have a Material Adverse Effect.

            (d) No Borrower or member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.8(d). Except as set forth in Schedule 5.8(d), (i) no Plan has incurred any "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and Borrowers and members of the Controlled Group have met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) no Borrower or member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and no Borrower or member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) no Borrower or member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) no Borrower or member of the Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and, to Borrowers' knowledge, no fact exists which could give rise to any such liability, (viii) no Borrower or member of the Controlled Group, nor any fiduciary of, nor any trustee to, any Plan, has, engaged in a non-exempt "prohibited transaction" described in Section 406 of the ERISA or
Section 4975 of the Code or taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA,
(ix) Borrowers and each member of the Controlled Group have made all contributions due and payable with respect to each Plan, (x) no Reportable Event has occurred and is continuing with respect to any Plan, (xi) no Borrower or member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of a Borrower or member of the Controlled Group, and (xii) no Borrower or member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

      5.9. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, trade names, assumed names, trade secrets and licenses owned or utilized by any Borrower or RHC are set forth on Schedule 5.9, and constitute all of the intellectual property rights which are necessary for the operation of the business of any Borrower or RHC. All such patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, trade names, assumed names, trade secrets and licenses which are owned by a Borrower or RHC are valid and have been duly registered or filed with all appropriate governmental authorities set forth on
Schedule 5.9. There is no objection to or pending challenge to the validity of any such material owned (or, to the knowledge of Borrowers, licensed) patent, trademark, copyright, design right, trade name, trade secret or license and Borrowers are not aware of any grounds for any challenge, except as set forth in
Schedule 5.9.

      5.10. Licenses and Permits. Except as set forth in Schedule 5.10, each Borrower and RHC (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure or be in compliance with such licenses or permits could not reasonably be expected to have a Material Adverse Effect.

      5.11. Default of Indebtedness. No Borrower is, and RHC is not, in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued, which default could reasonably be expected to have a Material Adverse Effect, and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder, which event of default could reasonably be expected to have a Material Adverse Effect.

      5.12. No Default. No Borrower is, and RHC is not, in default in the payment or performance of any of its contractual obligations, which default could reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing.

      5.13. No Burdensome Restrictions. None of Borrowers nor Guarantor is a party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. None of Borrowers nor Guarantor has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

      5.14. No Labor Disputes. None of Borrowers or Guarantor is involved in any labor dispute; there are no strikes or walkouts or union organization of any Borrower's or of Guarantor's employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on
Schedule 5.14 hereto.

      5.15. Margin Regulations. None of Borrowers nor Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U or Regulation G of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for "purchasing" or "carrying" "margin stock" as defined in Regulation U of such Board of Governors.

      5.16. Investment Company Act. None of Borrowers nor Guarantor is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

      5.17. Disclosure. No representation or warranty made by Richton or any of its Subsidiaries in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Borrower which such Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

      5.18. Swaps. Other than the Interest Rate Protection Agreement, none of Borrowers nor Guarantor is a party to, nor will it be a party to, any swap agreement whereby a Borrower or Guarantor has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited "two-way basis" without regard to fault on the part of either party.

      5.19. Conflicting Agreements. No provision of any material mortgage, indenture, contract, agreement, judgment, decree or order binding on a Borrower or on Guarantor or affecting the Collateral or the Guarantor Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

      5.20. Application of Certain Laws and Regulations. None of Borrowers, Guarantor nor any of their Affiliates is subject to any statute, rule or regulation which regulates the incurrence of any

Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

      5.21. Business and Property of Borrowers and Guarantor. Each Borrower and Guarantor owns or leases all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower or of Guarantor, as the case may be, as currently conducted (other than rights and Consents the failure to obtain which would reasonably be expected to have a Material Adverse Effect), and such property is not subject to any Liens (other than Permitted Encumbrances).

      5.22. RHC; HTAC. RHC is a holding company whose sole assets are all of the issued and outstanding shares of capital stock of Century, HTAC and CBE. HTAC is a holding company whose sole asset is all of the issued and outstanding shares of capital stock of CBC.

      5.23. Year 2000. Each Borrower and Guarantor has reviewed the areas within its business and operations which could be adversely affected by, and has developed or is developing a course of action to address on a timely basis, the risk that certain computer applications used by such Borrower or by Guarantor may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). None of Borrowers nor Guarantor believes that any of its material suppliers, customers or vendors will not address the Year 2000 Problem on a timely basis. The Year 2000 Problem is not reasonably expected to result in any Material Adverse Effect.

VI. AFFIRMATIVE COVENANTS.

      Each Borrower (or, in the case of Sections 6.10 and 6.11, Borrowers) shall, and, except for Section 6.1 hereof, Richton shall cause Guarantor to, until payment in full of the Obligations and termination of this Agreement:

      6.1. Payment of Fees. In addition to other fees to be paid by Borrowers hereunder, pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and
(b) the establishment and maintenance of any Blocked Accounts and Depository Accounts as provided for in Section 4.15(h) hereof. Agent may, without making demand, charge Borrowers' Account for all such fees and expenses.

      6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, trade names, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right useful or necessary in its business; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

      6.3. Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to such Borrower or any Guarantor which could reasonably be expected to have a Material Adverse Effect.

      6.4. Government Receivables. Take all steps reasonably requested by Agent which are necessary to protect Agent's interest in the Collateral and the Guarantor Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances relating to Receivables arising out of contracts between such Borrower (or accounts receivable arising out of contracts between Guarantor) and the United States, any state or any department, agency or instrumentality of any of them, and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between such Borrower (or accounts receivable arising out of contracts between Guarantor) and the United States, any state or any department, agency or instrumentality of any of them.

      6.5. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral or the Guarantor Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement and the Other Documents may be carried into effect.

      6.6. Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by such Borrower or by Guarantor in accordance with GAAP, subject at all times to any applicable subordination arrangement in favor of Agent and Lenders.

      6.7. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.12 and 9.13 hereof as to which GAAP is applicable to fairly present (subject, in the case of interim financial statements, to normal year-end audit adjustments and, other than with respect to financial statements referred to in Section 9.7 hereof, the absence of financial statement footnotes) the financial condition(s) of the Person(s) to which it relates and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by the reporting accountants or officer, as the case may be, and disclosed therein).

      6.8. Interest Rate Protection Agreement. In the case of Borrowers, enter into the Interest Rate Protection Agreement within ninety (90) days after the Closing Date.

      6.9. Real Property Leases. Cause (a)(i) the rent due under each lease relating to all or any portion of any Real Property leased by such Borrower or by Guarantor to be payable to the landlord under such lease monthly in advance, and (ii) to be delivered to and maintained by the landlord under each such lease a security deposit in an amount equal to at least one month's rent under such lease, or (b) the landlord of such property to enter into a landlord's lien waiver in favor of Agent and the Lenders in the form attached hereto as Exhibit 7.11, or (c) to be established a reserve in a manner reasonably acceptable to Agent in an amount equal to at least two (2) months' rent.

      6.10. Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 at the end of each fiscal quarter of Borrowers (commencing with the fiscal quarter of Borrowers ending on September 30, 1999) for the period of four (4) consecutive fiscal quarters of Borrowers then ending.

      6.11. Leverage Ratio. Commencing with the fiscal quarter of Borrowers ending on September 30, 1999, maintain a Leverage Ratio of not greater than (a)
5.25 to 1.00 as of the end of the first fiscal quarter of each fiscal year of Borrowers, (b) 4.50 to 1.00 as of the end of each of the second and third fiscal quarters of each fiscal year of Borrowers, and (c) 3.50 to 1.00 as of the end of the fourth fiscal quarter of each fiscal year of Borrowers.

VII. NEGATIVE COVENANTS.

      No Borrower shall, and Richton shall cause Guarantor not to, until satisfaction in full of the Obligations and termination of this Agreement:

      7.1. Merger, Consolidation, Acquisition and Sale of Assets.

            (a) Enter into any merger, consolidation or other reorganization with or into any other Person or permit any other Person to consolidate with or merge with it (in each case other than a merger of one Borrower or of Guarantor with and into another Borrower) or acquire all or a substantial portion of the assets of any Person, except that Century and CBE may make Permitted Acquisitions provided that (i) the aggregate Consideration for each such Permitted Acquisition shall not exceed one million dollars ($1,000,000), and
(ii) the aggregate Consideration for all such Permitted Acquisitions shall not exceed two million dollars ($2,000,000) during any fiscal year of Borrowers.

            (b) Sell, lease, transfer or otherwise dispose of any Collateral (except as permitted under Section 4.3 hereof) or, in the case of Guarantor, Guarantor Collateral (except as permitted under the Guarantor Security Agreement), or all or substantially all of its properties or assets.

      7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

      7.3. Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, and (b) the endorsement of checks in the ordinary course of business.

      7.4. Investments. Purchase or acquire obligations or stock of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers' acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if
(i) such bank has a combined capital and surplus of at least five hundred million dollars ($500,000,000), or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, and (e) Century and CBE may make Permitted Acquisitions to the extent permitted by Section 7.1 hereof.

      7.5. Loans. Make advances, loans or extensions of credit to any Person, including without limitation, any Parent or Affiliate of any Borrower except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory or the performance of services in the ordinary course of its business, (b) loans to its employees in the ordinary course of business not to exceed one hundred thousand dollars ($100,000) in the aggregate for all Borrowers and for Guarantor at any time outstanding, (c) loans from Richton to CBE or Century, (d) a loan in the amount of two million two hundred thousand dollars ($2,200,000) outstanding on the date hereof from Richton to CBC (which may not be reloaned to CBC once repaid except to the extent permitted under clause (e) below), (e) additional loans from Richton to CBC not to exceed five hundred thousand dollars ($500,000) in the aggregate at any time outstanding (provided that no Default or Event of Default has occurred and is continuing or would result therefrom), and (f) loans from Century to Richton, provided, that each loan referred to in clauses (c), (d), (e) and (f) above shall be evidenced by a promissory note in form and substance reasonably satisfactory to Agent and each such promissory note shall be pledged to Agent and delivered to Agent (duly endorsed in blank) to be held as Collateral pursuant hereto.

      7.6. Capital Expenditures. Contract for, purchase or make any expenditure or commitments for fixed or capital assets (including Capital Leases) in an aggregate amount in excess of seven hundred fifty thousand dollars ($750,000) for all Borrowers and for Guarantor during any fiscal year of Borrowers.

      7.7. Dividends. Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of any Borrower or of Guarantor (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of any Borrower or of Guarantor, except that so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (a) Century may pay to RHC dividends which were declared and accrued prior to the date hereof up to the aggregate amount of two million five hundred thousand dollars ($2,500,000), the proceeds of which shall be used by RHC to pay dividends to Richton, (b) the Subsidiaries of RHC may pay other cash dividends to RHC in an aggregate amount not to exceed one million dollars ($1,000,000) in any fiscal year of Borrowers, the proceeds of which shall be used by RHC to pay dividends to Richton, and (c) Richton may repurchase outstanding shares of its common stock, provided (1) the purchase price for such shares is no greater than the price quoted for such shares on the American Stock Exchange at the time of such purchase, and (2) the aggregate purchase price for such shares paid in any fiscal year of Borrowers does not exceed five hundred thousand dollars ($500,000). Richton shall use the proceeds of all dividends paid to it for general corporate purposes and for other purposes permitted under this Agreement.

      7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness for borrowed money (exclusive of trade debt) except in respect of
(a) Indebtedness to Lenders, (b) Indebtedness incurred for capital expenditures permitted under Section 7.6 hereof, (c) Indebtedness for borrowed money to the extent permitted under Section 7.5 hereof, and (d) existing Indebtedness set forth on Schedule 7.8.

      7.9. Nature of Business. Substantially change the nature of the business in which it is presently engaged, or, except as specifically permitted hereby, purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

      7.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate of any Borrower or of Guarantor, except transactions incurred in the ordinary course of business, on an arm's-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate of a Borrower or of Guarantor. Nothing contained herein shall be deemed to restrict Century or CBE from paying a management fee to Richton during any fiscal year of Borrowers up to the amount set forth on Schedule 7.10.

      7.11. Leases. Enter as lessee into any lease arrangement for real or personal property (other than Capital Leases permitted under Section 7.6 hereof) if after giving effect thereto, annual rental payments (excluding amounts paid for taxes and other expenses passed through to the lessee under such leases) for all leased property would exceed three million five hundred thousand dollars ($3,500,000) in the aggregate for all Borrowers and for Guarantor in any one fiscal year of Borrowers; provided, that the Borrower or Guarantor entering into such lease shall comply with the provisions of Section 6.9 hereof.

      7.12. Subsidiaries.

            (a) Form or acquire any Subsidiary other any Subsidiaries acquired in connection with a Permitted Acquisition.

            (b) Enter into any partnership, joint venture or similar arrangement; provided, that the foregoing shall not be deemed to prohibit marketing or sales arrangements entered into by any Borrower with any other Person which would not otherwise be restricted by any provision hereof.

      7.13. Fiscal Year and Accounting Changes. Change its fiscal year end from December 31or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

      7.14. Pledge of Credit. Now or hereafter pledge Agent's or any Lender's credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Borrower's or Guarantor's, as the case may be, business as conducted on the date of this Agreement.

      7.15. Amendment of Articles of Incorporation, By-Laws. Amend, modify or waive any term or material provision of its Articles of Incorporation or By-Laws unless at least five (5) Business Days prior written notice thereof is provided to Agent.

      7.16. Compliance with ERISA. (i) engage, or permit any member of the Controlled Group to engage, in any non-exempt "prohibited transaction", as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (ii) incur, or permit any member of the Controlled Group to incur, any "accumulated funding deficiency", as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of Borrower, Guarantor or any member of the Controlled Group or the imposition of a Lien on the property of any Borrower, Guarantor or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) assume, or permit any member of the Controlled Group to assume, any material obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (v) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vi) fail promptly to notify Agent of the occurrence of any Termination Event, (vii) fail to comply, or permit a member of the Controlled Group to fail to comply, in any material respect, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, or (viii) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

      7.17. Prepayment of Indebtedness. At any time, directly or indirectly prepay any Indebtedness for borrowed money (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower or of Guarantor, except that any Borrower or Guarantor may prepay Indebtedness for borrowed money owed to any other Borrower or to Guarantor, provided that no Default or Event of Default has occurred and is continuing at such time or would result from such prepayment.

VIII. CONDITIONS PRECEDENT.

      8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lenders, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

            (a) Notes. Agent shall have received the Notes duly executed and delivered by an authorized officer of each Borrower;

            (b) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any Other Document or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral and the Guarantor Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

            (c) Corporate Proceedings. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of each Borrower and of Guarantor authorizing (i) the execution, delivery and performance of this Agreement and the Other Documents to which such Borrower or Guarantor, as the case may be, is a party; and (ii) the granting by such Borrower or by Guarantor, as the case may be, of the security interests in and liens upon the Collateral or Guarantor Collateral, as the case may be, in each case certified by the Secretary or an Assistant Secretary of such Borrower or Guarantor, as the case may be, as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

            (d) Incumbency Certificates. Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Borrower and of Guarantor, dated the Closing Date, as to the incumbency and signature of the officers of such Borrower or of Guarantor, as the case may be, executing this Agreement and any Other Document to which such Borrower or Guarantor, as the case may be, is a party, together with evidence of the incumbency of such Secretary or Assistant Secretary;

            (e) Certificates. Agent shall have received a copy of the Certificate of Incorporation of each Borrower and of Guarantor, and all amendments thereto, certified by the Secretary of State of its jurisdiction of incorporation together with copies of the By-Laws of each Borrower and of Guarantor certified as accurate and complete by the Secretary of such Borrower or of Guarantor, as the case may be;

            (f) Good Standing Certificates. Agent shall have received good standing certificates for each Borrower and for Guarantor dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Borrower's or of Guarantor's, as the case may be, jurisdiction of incorporation and each jurisdiction where the conduct of such Borrower's or of Guarantor's, as the case may be, business activities or the ownership of its properties necessitates qualification;

            (g) Legal Opinions. Agent shall have received the executed legal opinion of (i) Robinson Brog Leinwand Greene Genovese & Gluck P.C. (with respect to New York law), and (ii) Evans & Luptak, P.L.C. (with respect to Michigan and Florida law), White & McDermott, P.C. (with respect to Massachusetts law), and Altheimer & Gray (with respect to Illinois law) counsel to one or more Borrowers and/or to Guarantor, in form and substance reasonably satisfactory to Agent, which shall cover such matters incident to the transactions contemplated by this Agreement and the Other Documents as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

            (h) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower or by Guarantor, or against the officers or directors of any Borrower or of Guarantor in connection with this Agreement or any Other Document or any of the transactions contemplated hereby or thereby and which, in the reasonable opinion of Agent, is material or could have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or to Guarantor, or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

            (i) Financial Condition Certificate. Agent shall have received an executed Financial Condition Certificate in the form attached hereto as Exhibit 8.1(i);

            (j) Collateral Examination. Agent shall have completed Collateral and Guarantor Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lenders, of the Receivables, Inventory, General Intangibles and Equipment of each Borrower, of all Guarantor Collateral, and all books and records in connection therewith;

            (k) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date pursuant to Article III hereof;

            (l) Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Lenders;

            (m) Insurance. Agent shall have received evidence of compliance with the provisions of Section 4.11 hereof and the Guarantor Security Agreement (including, without limitation, insurance certificates), in form and substance reasonably satisfactory to Agent;

            (n) Certain Other Documents. Agent shall have received true and complete copies of (i) the Subordinated Note dated October 26, 1993, executed by Richton in favor of Sullivan, in the principal amount of $1,181,250, (ii) the Subordinated Note dated March 29, 1995, executed by Richton in favor of Sullivan, in the principal amount of $1,000,000, and (iii) all other documents relating thereto as may be reasonably requested by Agent.

            (o) Subordination Agreement. Agent shall have received the Subordination Agreement, duly executed and delivered by Sullivan and an authorized officer of Richton.

            (p) Guaranty; Guarantor Security Agreement. Agent shall have received the Guaranty and the Guarantor Security Agreement, duly executed by an authorized officer of Guarantor.

            (q) Notice of Borrowing and Payment Instructions. Agent shall have received from Borrowing Agent a written notice of borrowing requesting, and written instructions directing the application of proceeds of, the initial Advances made pursuant to this Agreement;

            (r) Blocked Account. Agent shall have received (i) duly executed agreements establishing a Blocked Account with Lender for the collection or servicing of the Receivables and the proceeds of the other Collateral, and (ii) evidence that each Borrower has instructed all of its Customers to remit all payments on account of such Borrower's Receivables to such Blocked Account;

            (s) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the Transactions; and Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral and the Guarantor Collateral, as Agent and its counsel shall reasonably deem necessary;

            (t) No Adverse Material Change. (i) Since December 31, 1998, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect, and (ii) no representations made or information supplied to Agent by or on behalf of any Borrower or Guarantor shall have been proven to be inaccurate or misleading in any material respect;

            (u) Leasehold Agreements. Agent shall have received landlord's lien waivers in favor of Agent and the Lenders in the form attached hereto as Exhibit
7.11 with respect to each Real Property leased by a Borrower or by Guarantor set forth on Schedule 8.1;

            (v) Contract Review. Agent shall have reviewed all material contracts of each Borrower including, without limitation, leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

            (w) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of Richton dated as of the date hereof, stating that (i) all representations and warranties of each Borrower and of Guarantor set forth in this Agreement and the Other Documents to which it is a party are true and correct in all material respects on and as of such date, (ii) each Borrower and Guarantor is on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents to which it is a party, and (iii) on such date no Default or Event of Default has occurred or is continuing;

            (x) Borrowing Base Certificate. Agent shall have received a Borrowing Base Certificate evidencing that the aggregate amount of Eligible Receivables and Eligible Inventory of each Borrower is sufficient in value and amount to support Revolving Advances in the amount requested by Borrowing Agent on the Closing Date;

            (y) Undrawn Availability. After giving effect to the initial Advances hereunder, Borrowers shall have Undrawn Availability of at least three million dollars ($3,000,000), as evidenced by a Borrowing Base Certificate;

            (z) Capitalized Indebtedness. Agent shall have received evidence reasonably satisfactory to it that three million dollars ($3,000,000) of the Indebtedness for borrowed money owed by CBE to Richton, as reflected on the consolidated balance sheet of Richton and its Subsidiaries dated December 31, 1998, has been capitalized; and

            (aa) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

      8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including, without limitation, the initial Advances), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

            (a) Representations and Warranties. Each of the representations and warranties made by each Borrower or by Guarantor in or pursuant to this Agreement and any Other Document to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any Other Document to which it is a party shall be true and correct in all material respects on and as of such date as if made on and as of such date;

            (b) No Event of Default. No Event of Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made on such date; provided, however, that Lenders, in their sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default and that any Advances so made shall not be deemed a waiver of any such Event of Default; and

            (c) Maximum Advances. In the case of any Advances requested to be made, after giving effect thereto, the aggregate Advances shall not exceed the maximum amount of Advances permitted under any provision of this Agreement.

Each request for an Advance by Borrowing Agent hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this Section 8.2 shall have been satisfied.

IX. INFORMATION AS TO BORROWERS.

      Each Borrower shall (and Richton shall cause Guarantor to), until satisfaction in full of the Obligations and the termination of this Agreement:

      9.1. Disclosure of Material Matters. Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of its Collateral or Guarantor Collateral, including, without limitation, such Borrower's or Guarantor's reclamation or repossession of, or the return to such Borrower or to Guarantor of, a material amount of goods or claims or disputes asserted by any customer of such Borrower or of Guarantor or other obligor.

      9.2. Schedules. Deliver to Agent (a) on or before the fifteenth (15th) day of each month as and for the prior month (1) accounts receivable ageings, and
(2) accounts payable aging summaries, and (b) promptly upon the request of Agent, inventory reports. In addition, each Borrower and Guarantor will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules, (ii) copies of customer's invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral or the Guarantor Collateral as Agent may reasonably require including, without limitation, trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section 9.2 are to be in form reasonably satisfactory to Agent and executed by such Borrower or by Guarantor, as the case may be, and delivered to Agent from time to time solely for Agent's convenience in maintaining records of the Collateral and the Guarantor Collateral, and any failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent's Lien with respect to the Collateral.

      9.3. Environmental Reports. Furnish Agent, promptly after receipt thereof by such Borrower, with copies of all environmental reports performed by or on behalf of such Borrower or Guarantor with regard to any Real Property owned or leased by such Borrower or by Guarantor.

      9.4. Litigation. Promptly notify Agent in writing of any litigation, suit or administrative proceeding affecting such Borrower or Guarantor, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

      9.5. Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Richton or any of its Subsidiaries as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower or Guarantor to a tax imposed by Section 4971 of the Code;
(d) each and every
default by such Borrower or by Guarantor which might result in the acceleration of the maturity of any Indebtedness in excess of seven hundred fifty thousand dollars ($750,000), including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; (e) any other development in the business or affairs of such Borrower or of Guarantor which could reasonably be expected to have a Material Adverse Effect; and (f) any development in the business or affairs of CBC which could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), operations, assets or business of CBC, in each case describing the nature thereof and the action such Borrower, Guarantor or CBC, as the case may be, proposes to take with respect thereto.

      9.6. Government Receivables. Notify Agent immediately if any of its Receivables (or accounts receivable, in the case of Guarantor) arise out of contracts between such Borrower (or Guarantor) and the United States, any state, or any department, agency or instrumentality of any of them.

      9.7. Annual Financial Statements. Furnish Agent within ninety (90) days after the end of each fiscal year of Borrowers, a consolidated and consolidating balance sheet of Richton and its Subsidiaries as of the end of such fiscal year, and the related statements of income, change in stockholder's equity and cash flow for the period ended on such date, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and, with respect to all such consolidated financial statements, reported upon without qualification by an independent certified public accounting firm selected by Borrowing Agent and reasonably satisfactory to Agent (the "Accountants"). The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have read this Agreement,
(ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted a Default or an Event of Default under this Agreement, or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrowers' compliance with the requirements or restrictions imposed by Sections 6.10, 6.11 and 7.11 hereof. In addition, the reports shall be accompanied by a certificate of each Borrower's Chief Financial Officer which shall state that, to the best of his knowledge, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such Default or Event of Default, and such certificate shall have appended thereto calculations which set forth Borrowers' compliance with the requirements or restrictions imposed by Sections 6.10, 6.11 and 7.11 hereof.

      9.8. Quarterly Financial Statements. Furnish Agent (a) within forty-five
(45) days after the end of each fiscal quarter of Borrowers (other than the last fiscal quarter), the consolidated balance sheet of Richton and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income, change in stockholder's equity and cash flow for the fiscal quarter and the year-to-date period ended on such date, and (b) within sixty (60) days after the end of each fiscal quarter of Borrowers (other than the last fiscal quarter), the consolidating balance sheet of Richton and its Subsidiaries as of the end of such fiscal quarter, and the related consolidating statements of income, change in stockholder's equity and cash flow for the fiscal quarter and the year-to-date period ended on such date, in each case prepared in accordance with GAAP applied on a basis consistent with prior practices, subject to normal year end adjustments and the absence of financial statement footnotes (except to the extent required to be included in Richton's Form 10-Q). The reports shall be accompanied by a certificate signed by each Borrower's Chief Financial Officer which shall state that to the best of his knowledge, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such Default or Event of Default and, such certificate shall have appended thereto calculations which set forth Borrowers' compliance with the requirements or restrictions imposed by Sections 6.10, 6.11 and 7.11 hereof.

      9.9. Monthly Financial Statements. Furnish Agent within twenty (20) days after the end of each month, an unaudited consolidated balance sheet of Century and its Subsidiary as of the end of such month, and the related consolidated statements of income, change in stockholder's equity and cash flow for the month and the year-to-date period ended on such date, in each case prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year end adjustments and the absence of financial statement footnotes. The reports shall be accompanied by a certificate of the Chief Financial Officer of Richton, which shall state that to the best of his knowledge, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such Default or Event of Default.

      9.10. Borrowing Base Certificates. Furnish Agent (a) within twenty (20) days after the end of each month, a Borrowing Base Certificate for (i) Century and CBE, as of the last Business Day of such month, (b) at any time within three
(3) Business Days after requested by Agent, a Borrowing Base Certificate for Century and CBE, as of the most recent date that such Borrowing Base Certificate may be calculated, (c) during each Seasonal Advance Period, on each Business Day, a sales report from Century indicating the net sales of Century for the prior business day, and (d) on the first Business Day of each week (or more frequently if reasonably required by Agent), a sales report from CBE and, if not during the Seasonal Advance Period, Century, indicating the net sales of such Borrower(s) for the prior week.

      9.11. Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, (i) with copies of such financial statements, reports and returns as such Borrower or Guarantor shall send to its stockholders, (ii) copies of all notices or reports which such Borrower or Guarantor may now or hereafter be required to file with the Securities and Exchange Commission, or any other Governmental Body succeeding to the functions thereof, and (iii) all reports, if any, submitted to Richton or any of its Subsidiaries by the Accountants in connection with each audit of the books of Richton and its Subsidiaries made by the Accountants, including, without limitation, any management letter commenting on the internal controls of Richton or any of its Subsidiaries submitted by the Accountants to management in connection with their audit.

      9.12. Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by such Borrower or by Guarantor, including, without limitation and without the necessity of any request by Agent, (a) at least thirty (30) days prior thereto, notice of such Borrower's or of Guarantor's opening of any new office or place of business or such Borrower's or Guarantor's closing of any existing office or place of business, and (b) promptly upon such Borrower's or Guarantor's learning thereof, notice of any labor dispute to which such Borrower or Guarantor may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor is bound.

      9.13. Projected Operating Budget. Furnish Agent, no later than thirty (30) days prior to the beginning of each fiscal year of Borrowers', commencing with fiscal year 2000, a quarter by quarter projected operating budget and cash flow of Richton and its Subsidiaries on a consolidated and consolidating basis for such fiscal year (including an income statement for each quarter and a balance sheet as at the end of each fiscal quarter), together with (a) in the case of each consolidated operating budget and each consolidating operating budget for Richton, a certificate signed by the Chief Financial Officer of Richton, and (b) in the case of each consolidating operating budget for Century and CBE, a certificate signed by the Controller of Century or CBE, as the case may be, in each case to the effect that such operating budget has been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

      9.14. Notice of Suits, Adverse Events. Furnish Agent with prompt notice of
(i) any lapse or other termination of any Consent issued to any Borrower or to Guarantor by any Governmental Body or any other Person that is material to the operation of such Borrower's or Guarantor's business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and
(iii) copies of any periodic or special reports filed by such Borrower or by Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower or of Guarantor, or if copies thereof are requested by Agent, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower or to Guarantor.

      9.15. ERISA Notices and Requests. Furnish Agent with prompt written notice in the event that (i) any Borrower or member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which any Borrower or member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which any Borrower or member of the Controlled Group has taken, is taking or proposes to take with respect thereto,
(iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice;
(viii) any Borrower or member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) any Borrower or member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

      9.16. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement or any Other Document.

X. EVENTS OF DEFAULT.

      The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

      10.1. failure by Borrowers to pay to Agent and/or any Lender, as appropriate, (a) any principal or interest on the Obligations or any facility fee due under Section 3.3 hereof when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement, or by required prepayment, or (b) any other liabilities or make any other payment, fee or charge provided for herein or in any Other Document within five (5) days of when due;

      10.2. any representation or warranty made (or deemed made under Section
8.2 hereof) by any Borrower or by Guarantor in this Agreement, in any Other Document or in any financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made (or deemed to have been made);

      10.3. failure by any Borrower to (i) furnish a Borrowing Base Certificate when required under Section 9.10 hereof, (ii) furnish financial information required hereunder within five (5) days of when due or when requested, or (iii) permit the inspection of its books or records;

      10.4. issuance of a notice of Lien (other than with respect to a Permitted Encumbrance), levy, assessment, injunction or attachment in excess of two hundred fifty thousand dollars ($250,000) in the aggregate against the property of one or more Borrowers and/or Guarantor which is not stayed or lifted within thirty (30) days, unless contested in good faith and by appropriate proceedings and with respect to which reserves have been taken by such Borrower(s) and/or by Guarantor which are satisfactory to Agent;

      10.5. except as otherwise provided for in Sections 10.1 and 10.3 hereof, failure or neglect of any Borrower or of Guarantor to perform, keep or observe any term, provision, condition, covenant contained herein, in any Other Document or in any other agreement or arrangement, now or hereafter entered into between any Borrower or Guarantor, on the one hand, and Agent or any Lender on the other hand, except for a failure or neglect of any Borrower or of Guarantor to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 4.11, 4.19, 6.3, 6.4, 6.5, 6.6, 9.3, 9.4, 9.6,
9.12(b) or 9.16 hereof which is cured within thirty (30) days from the occurrence of such failure or neglect;

      10.6. any judgment or judgments are rendered or judgment liens filed against one or more Borrowers and/or Guarantor for an aggregate amount for all Borrowers and Guarantor in excess of two hundred fifty thousand dollars ($250,000) which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record, unless contested in good faith and by appropriate proceedings and with respect to which reserves have been taken by Borrowers and/or Guarantor which are satisfactory to Agent;

      10.7. any Borrower or Guarantor shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

      10.8. any Borrower or Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or shall cease operations of its business;

      10.9. any Lien created hereunder or under any Other Document or provided for hereby or thereby relating to Collateral and/or Guarantor Collateral with a fair market value, individually or in the aggregate, of three hundred thousand dollars ($300,000) or more for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject to Permitted Encumbrances);

      10.10. a default of the obligations of any Borrower or of RHC under any other agreement to which it is a party shall occur which materially and adversely affects its condition, affairs (financial or otherwise) which default is not cured within any applicable grace period;

      10.11. any Change of Control shall occur;

      10.12. any material provision of this Agreement shall, for any reason, cease to be valid and binding on any Borrower, or any Borrower shall so claim in writing to Agent;

      10.13. termination of the Guaranty, or if Guarantor attempts to terminate, challenges the validity of, or its liability under, the Guaranty;

      10.14. (i) any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark or trade name of any Borrower or Guarantor, the continuation of which is material to the continuation of such Borrower's or of Guarantor's business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, trade name or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (c) schedule or conduct a hearing on the renewal of any license, permit, trademark, trade name or patent necessary for the continuation of such Borrower's or of Guarantor's business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, trade name or patent; (ii) any agreement which is necessary or material to the operation of any Borrower's or of Guarantor's business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty
(30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would, in the reasonable judgment of Agent, have a Material Adverse Effect;

      10.15. any material portion of the Collateral or the Guarantor Collateral shall be seized or taken by a Governmental Body, or the title and rights of any Borrower or of Guarantor in or to any material portion of the Collateral or the Guarantor Collateral, as the case may be, shall have become the subject matter of litigation which would, in the reasonable judgment of Agent, have a Material Adverse Effect; or

      10.16. an event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect.

XI. LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT.

      11.1. Rights and Remedies. Upon the occurrence and during the continuance of (i) an Event of Default pursuant to Section 10.7 hereof, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of the Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances, and (iii) a filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over such Borrower. Upon the occurrence and during the continuance of any Event of Default, Agent shall, at the request of the Required Lenders, or may, with the consent of the Required Lenders, (a) exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process; (b) enter any of Borrowers' premises or other premises without legal process and without incurring liability to Borrowers therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a place convenient to Agent; (c) with or without having the Collateral at the time or place of sale, sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect; and/or (d) withdraw all monies, securities, and instruments in the Blocked Account (or in any other account under Agent's or any Lender's control) for application to the Obligations as set forth below. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, if any, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least seven (7) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind (other than, in the case of Agent, the duty to account for surplus proceeds), including any equity of redemption and such right and equity are hereby expressly waived and released by Borrowers. In connection with the exercise of the foregoing remedies, Agent is granted permission to use all of Borrowers' trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (a) Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. Afer the occurrence and during the continuance of an Event of Default, the proceeds realized from the sale or disposition of any Collateral and all payments in respect of any Obligations shall be applied as follows: first, to the reasonable costs, expenses and attorneys' fees and expenses incurred by Agent for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral and the Guarantor Collateral; second, to interest due upon any of the Obligations and any fees payable under this Agreement and the Other Documents; third, to the principal of the Obligations; fourth, to the payment of any other Obligations then remaining unpaid; and fifth, the surplus, if any, shall be paid to Borrowers or to whomsoever may be lawfully entitled to receive the same . If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

      11.2. Agent's Discretion. Agent shall have the right in its sole discretion (subject to any requirement herein to obtain the consent of the Required Lenders) to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent's or Lenders' rights hereunder.

      11.3. Setoff. In addition to any other rights which Agent or any Lender may have under applicable law, upon the occurrence and during the continuance of an Event of Default hereunder, Agent and each Lender shall have a right to apply Borrowers' property held by Agent and such Lender to reduce the Obligations.

      11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

      12.1. Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral or Guarantor Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description in connection with the Transactions, except such as are expressly provided for herein.

         12.2. Delay. No delay or omission on Agent's or any Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

      12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN

ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

      13.1. Term. This Agreement shall become effective on the date hereof and shall continue in full force and effect until the fifth (5th) anniversary of the Closing Date (the "Term") unless sooner terminated as herein provided. Borrowing Agent, on behalf of Borrowers, may terminate this Agreement (but only in its entirety) at any time upon sixty (60) days' prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full prior to the last day of the Term, whether voluntarily, due to an acceleration hereof, or otherwise (the date of such prepayment hereinafter referred to as the "Early Termination Date"), Borrowers shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (a) two million twenty-five thousand dollars ($2,025,000), if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, (b) one million three hundred fifty thousand dollars ($1,350,000), if the Early Termination Date occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date, and (c) six hundred seventy-five thousand dollars ($675,000), if the Early Termination Date occurs on or after the second anniversary of the Closing Date to and including the date immediately preceding the third anniversary of the Closing Date; provided, that in the event the Obligations are voluntarily prepaid in full prior to the last day of the Term contemporaneously with a transaction involving the sale of all or substantially all of the assets or stock of Century or Richton (other than to an affiliate of Richton), the early termination fee referred to above shall be reduced by one-half (1/2).

      13.2. Termination. Subject to Section 15.7 hereof, the termination of the Agreement shall not affect any Borrower's, Agent's or any Lender's rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers' Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been paid or performed in full after the termination of this Agreement or Borrowers have furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, Borrowers waive any rights which they may have under Section 9-404(1) of the Uniform Commercial Code as in effect in the State of New York to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full.

XIV. REGARDING AGENT.

      14.1. Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, Guarantor Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter and in Section 3.5 hereof), charges and collections (without giving effect to any collection days) received pursuant to this Agreement or any Other Document, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

      14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be
(i) liable for any action taken or omitted by them as such hereunder or under any Other Document, or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or by Guarantor or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower or of Guarantor to perform its obligations hereunder or under any Other Document. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower or of Guarantor. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any Other Document, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein or therein.

      14.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrowers and of Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrowers and of Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrowers or by Guarantor pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or of Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Other Documents, or the financial condition of any Borrower or of Guarantor, or the existence of any Default or any Event of Default.

      Agent may resign on sixty (60) days' written notice to each Lender and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowing Agent. Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent's resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

      14.4. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

      14.5. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

      14.6. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or a Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

      14.7. Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any

Other Document; provided, that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct.

      14.8. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term "Lender" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower or Guarantor as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower or Guarantor for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

      14.9. Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9 and 9.11 hereof, Agent will promptly furnish such documents and information to Lenders.

XV. MISCELLANEOUS.

      15.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York, without giving effect to the principles of conflicts of law. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement or any related agreement may be brought in the Supreme Court of the State of New York located in the County of New York or in the United States District Court for the Southern District of New York and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or any Other Document. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrowing Agent (which each Borrower irrevocably appoints as such Borrower's agent for the purpose of accepting service) at its address set forth in Section 15.6 hereof and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder in any court referred to above and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in the Supreme Court of the State of New York located in the County of New York or in the United States District Court for the Southern District of New York.

      15.2. Entire Understanding.

            (a) This Agreement and the Other Documents contain the entire understanding between Borrowers, Agent and Lenders and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrowers', Agent's and each Lender's respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the Other Documents to which such Borrower is a party and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or such Other Documents.

            (b) The Required Lenders, Agent with the written consent of the Required Lenders, and Borrowers may, subject to the provisions of this Section
15.2 (b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or any Borrower thereunder or the conditions, provisions or terms thereof of waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

                  (i) increase the Commitment Percentage of any Lender;

                  (ii) extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement;

                  (iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 15.2(b);

                  (iv) release any Collateral or Guarantor Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of two hundred fifty thousand dollars ($250,000);

                  (v) change the rights and duties of Agent;

                  (vi) permit any Revolving Advance to be made if after giving effect thereto the total of Advances outstanding hereunder would exceed the Aggregate Formula Amount for more than thirty (30) consecutive Business Days or exceed one hundred ten percent (110%) of the Aggregate Formula Amount; or

                  (vii) increase the Advance Rates above the Advance Rates in effect on the Closing Date.

      Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

      In the event that Agent requests the consent of a Lender pursuant to this
Section 15.2 and such Lender shall not respond or reply to Agent in writing within ten (10) days of delivery of such request, such Lender shall be deemed to have consented to matter that was the subject of the request. In the event that Agent requests the consent of a Lender pursuant to this Section 15.2 and such consent is denied, then PNC may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by Agent (the "Designated Lender"), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event PNC elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty-five (45) days following such Lender's denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.

      15.3. Successors and Assigns; Participations; New Lenders.

            (a) This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

            (b) Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a "Transferee"). Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof; provided that no Borrower shall be required to pay to any Transferee more than the amount which it would have been required to pay to the Lender which granted an interest in its Advances or other Obligations payable hereunder to such Transferee had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall any Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Transferee. In addition, each Transferee shall be entitled to the benefits of Sections 2.6(d), 3.2(e), 3.8,
3.9 and 3.10 hereof with respect to its participation in any Commitment Percentage, Eurodollar Rate Loan and Letter of Credit. Each Borrower hereby grants to each Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for such Transferee's interest in the Advances. Each Lender agrees to promptly notify Agent and Borrowing Agent of any such participation; provided, that the failure to give such notice shall not affect the validity of such participation.

            (c) Any Lender may, with the consent of Agent which shall not be unreasonably withheld or delayed, sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a "Purchasing Lender"), in minimum amounts of not less than five million dollars ($5,000,000), pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording; provided, that any Lender may sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to any of its Affiliates without notice to or consent of Agent, without being subject to the conditions contained in this Section 15.3(c) and without paying the fee set forth in Section 15.3(d) hereof. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower shall execute and deliver such further documents and do such further acts and things reasonably necessary to effectuate the foregoing and all reasonable costs of Borrowers in connection therewith shall be paid by the Lender transferring its interest to the Purchasing Lender.

            (d) Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of each Lender and the Advances owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of two thousand five hundred dollars ($2,500) payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

            (e) Each Borrower authorizes each Lender to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender any and all financial information in such Lender's possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender's credit evaluation of such Borrower.

      15.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral and the Guarantor Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral or the Guarantor Collateral for any Borrower's or for Guarantor's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

      15.5. Indemnity.

            (a) Borrowers shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, employees and agents (each an "Indemnitee") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against any Indemnitee in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not such Indemnitee is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified.

            (b) Each Borrower represents that it has not retained any broker or finder in connection with the transactions contemplated hereby. Borrowers shall indemnify Agent and each Lender, and hold them harmless from and against any claims of any broker or finder arising out of the transactions contemplated hereby. Each Lender on the Closing Date represents that it has not retained any broker or finder in connection with the transactions contemplated hereby.

            (c) If and to the extent that any indemnification obligations of Borrowers hereunder (whether under this Section 15.5 or otherwise) are unenforceable for any reason, each Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. Any amounts paid by any Person as to which such Person has the right to reimbursement under any indemnity hereunder (whether under this Section 15.5 or otherwise) shall constitute Obligations secured by the Collateral.

      15.6. Notice. Any notice or request hereunder may be given to Borrowers, Borrowing Agent, Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 15.6. Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier,
(c) registered or certified mail, return receipt requested, or (d) telecopy to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (i) when personally delivered to any officer of the party to whom it is addressed, (ii) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, or (iii) upon actual receipt thereof when sent by a recognized overnight delivery service or (iv) upon actual receipt thereof when sent by telecopier to the number set forth below with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

      (A) If to Agent or PNC: PNC Bank, National Association
                                        Two Tower Center Boulevard
                                        East Brunswick, New Jersey 08816
                                        Attention:  Mr. Ryan Peak, V.P.
                                        Telephone:  (732) 220-4315
                                        Telecopier:  (732) 220-4393

                      with a copy to: Sills, Cummis, Radin,
                         Tischman, Epstein & Gross, P.A.


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

                                        One Riverfront Plaza
                                        Newark, New Jersey 07102-5400
                                        Attention:  Frederic M. Tudor, Esq.
                                        Telephone: (973) 643-7000
                                        Telecopier: (973) 643-6500

      (B) If to a Lender other than Agent, as specified on the signature pages hereof.

      (C) If to any Borrower
          or Borrowing Agent:Richton International Corporation

                                        767 Fifth Avenue
                                        New York, New York 10153
                                        Attention: Mr. Fred R. Sullivan,
                                          Chief Executive Officer
                                        Telephone: (212) 751-1445
                                        Telecopier: (212) 751-0397

       with a copy to: Robinson Brog Leinwand Greene Genovese & Gluck P.C.
                                        1345 Avenue of the Americas
                                        New York, New York 10105-0143
                                        Attention: Marshall E. Bernstein, Esq.
                                        Telephone: (212) 586-4050
                                        Telecopier: (212) 956-2164

      15.7. Survival. The obligations under Sections 2.6(d), 3.2(e), 3.8, 3.9, 3.10, 4.19(g), 14.7, 15.5, 15.9 and 15.17 hereof shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

      15.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

      15.9. Expenses. All costs and expenses including, without limitation, reasonable attorneys' fees (including the allocated costs of in-house counsel) and disbursements incurred by Agent, Agent on behalf of Lenders, and, upon the occurrence and during the continuance of an Event of Default, Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral or Guarantor Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement and the Other Documents or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent's security interest in or Lien on any of the Collateral or Guarantor Collateral, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent's or any Lender's transactions with any Borrower or with Guarantor, shall be paid by Borrowers and may be charged to Borrowers' Account and shall be part of the Obligations.

      15.10. Injunctive Relief. Each Borrower recognizes that, in the event such Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

      15.11. Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

      15.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

      15.13. Counterparts; Telecopied Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

      15.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto. Each covenant herein shall be construed (absent an express contrary provision herein) of being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

      15.15. Confidentiality; Sharing Information.

            (a) Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent's, such Lender's and such Transferee's customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to Agent, any Lender or to any prospective Transferees and Purchasing Lenders, and (iii) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further, that (1) unless specifically prohibited by applicable law or court order, Agent, each Lender and each Transferee shall use its best efforts prior to disclosure thereof, to notify Borrowing Agent of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (2) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by Richton or any of its Subsidiaries other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral or the Guarantor Collateral once the Obligations have been paid in full and this Agreement has been terminated.

            (b) Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to a Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Affiliate of such Lender, it being understood that any such Affiliate of any Lender receiving such information shall be bound by the provision of Section 15.15(a) hereof as if it were a Lender hereunder. Such authorization shall survive the termination of this Agreement and the Other Documents and the payment in full of the Obligations.

      15.16. Publicity. Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrower, Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

      15.17. Borrowing Agent; Obligations Joint and Several.

            (a) Each Borrower hereby irrevocably designates, appoints and authorizes Borrowing Agent to act as Borrowing Agent for such Borrower under this Agreement and to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower, and hereby authorizes Agent to pay over or credit all Advance proceeds hereunder in accordance with the request of Borrowing Agent. Richton agrees to act as the Borrowing Agent on behalf of Borrowers. The handling of this credit facility as a co-borrowing facility with a Borrowing Agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds the Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this
Section 15.7, except due to the indemnified party's gross negligence or willful misconduct.

            (b) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Borrower or to Guarantor, failure of Agent or any Lender to give any Borrower or Guarantor notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower or Guarantor, the release by Agent of any Collateral or Guarantor Collateral now or hereafter acquired from any Borrower or from Guarantor, and such agreement by each Borrower to pay upon any notice issued pursuant hereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or Guarantor or any Collateral or Guarantor Collateral for such Borrower's Obligations or the lack thereof. Notwithstanding the foregoing, it is the intention of the parties hereto that this Agreement not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code or any similar Federal, state, provincial or foreign law for the relief of debtors, to the extent applicable hereto. To effectuate the foregoing intention, the parties hereto hereby agree that the Obligations of each Borrower hereunder and under the Other Documents shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Borrower that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from any other Borrower or any other Person and payments made by or on behalf of any other Borrower in respect of the Obligations of such other Borrower hereunder or under any Other Document, result in the Obligations of such Borrower hereunder not constituting a fraudulent transfer or conveyance. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers, Guarantor or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers' property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

      Each of the parties has signed this Agreement as of the day and year first above written.

ATTEST:                                        RICHTON INTERNATIONAL CORPORATION

_____________________                                By:________________________
______________
                                                     Name:______________________
______________
                                                     Title:_____________________

ATTEST:                                        CENTURY SUPPLY CORP.

_____________________                                By:________________________
______________
                                                     Name:______________________
______________
                                                     Title:_____________________

ATTEST:                                        CBE TECHNOLOGIES, INC.

_____________________                                By:________________________
______________
                                                     Name:______________________
______________
                                                     Title:_____________________

                                               PNC BANK, NATIONAL ASSOCIATION,

                                                      as Lender and as Agent

                                                     By:________________________
______________
                                                     Name: Peter J. Mardaga
                                                     Title: Vice President

                                                     Commitment Percentage: 100%

STATE OF NEW YORK )
                          ) ss.
COUNTY OF NEW YORK )

      On this 17th day of May, 1999, before me personally came , to me known, who, being by me duly sworn, did depose and say that he is the __________________ of RICHTON INTERNATIONAL CORPORATION, the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the board of directors of said corporation, and that he signed his name thereto by like order.

                                                     ___________________________
                                                                  NOTARY PUBLIC

STATE OF NEW YORK )
                          ) ss.
COUNTY OF NEW YORK )

      On this 17 day of May, 1999, before me personally came , to me known, who, being by me duly sworn, did depose and say that he is the __________________ of CENTURY SUPPLY CORP., the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the board of directors of said corporation, and that he signed his name thereto by like order.

                                                     ___________________________
                                                                  NOTARY PUBLIC

STATE OF NEW YORK )
                          ) ss.
COUNTY OF NEW YORK )

      On this 17th day of May, 1999, before me personally came , to me known, who, being by me duly sworn, did depose and say that he is the __________________ of CBE TECHNOLOGIES, INC., the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the board of directors of said corporation, and that he signed his name thereto by like order.

                                                     ___________________________
                                                                  NOTARY PUBLIC